Exhibit 10.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED

BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406

OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXECUTION VERSION

ASSET CONTRIBUTION AGREEMENT

BY AND BETWEEN

PFIZER INC.

AND

ALLOGENE THERAPEUTICS, INC.

Dated as of April 2, 2018

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS; CERTAIN RULES OF INTERPRETATION		1

1.1	Definitions	1

1.2	Rules of Interpretation	19

ARTICLE 2 THE TRANSACTION AGREEMENT		20

2.1	Purchased Assets	20

2.2	Excluded Assets	20

2.3	Assumed Liabilities	21

2.4	Excluded Liabilities	22

2.5	Non-Assignable Assets	23

2.6	Shared Contracts	24

ARTICLE 3 CONSIDERATION FOR TRANSFER		24

3.1	Consideration	24

3.2	Withholding Taxes	24

ARTICLE 4 CLOSING AND CLOSING DELIVERIES		25

4.1	Closing; Time and Place	25

4.2	Deliveries by Pfizer Parties	25

4.3	Deliveries by NewCo	26

ARTICLE 5 MILESTONES, ROYALTIES AND OTHER FINANCIAL OBLIGATIONS		27

5.1	Post-Closing Financial Obligations	27

5.2	Diligence and Post-Closing Obligations	32

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PFIZER		34

6.1	Organization	34

6.2	Power and Authority Relative to this Agreement	34

6.3	Consents; No Violation	34

6.4	Permits	35

6.5	Compliance with Laws	35

6.6	Absence of Certain Changes	36

6.7	Tax Matters	37

6.8	Prospective Employees; Employee Benefits	38

6.9	Intellectual Property	40

6.10	Purchased Assets	42

6.11	Investigations; Litigation	43

6.12	Inventory	43

6.13	Assigned Contracts	43

6.14	Finders or Brokers	44

6.15	Accredited Investor	44

6.16	No Other Representations and Warranties	44

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF NEWCO		44

7.1	Organization	44

7.2	Capitalization	45

7.3	Subsidiaries	46

7.4	Power and Authority Relative to this Agreement	46

7.5	No Consent	46

7.6	Investigations; Litigation	47

7.7	Finders or Brokers	47

7.8	Solvency	47

7.9	Funding	47

7.10	Valid Issuance of Shares	48

7.11	Compliance with Other Instruments	48

7.12	Agreements; Actions	48

7.13	Certain Transactions	49

7.14	Rights of Registration and Voting Rights	49

7.15	Material Liabilities	50

7.16	Changes	50

7.17	Employee Matters	51

7.18	Tax Returns and Payments	52

7.19	Insurance	52

7.20	Employee Agreements	52

7.21	Permits	53

7.22	Corporate Documents	53

7.23	Foreign Corrupt Practices Act	53

7.24	Data Privacy	53

7.25	Non-Reliance	54

ARTICLE 8 PRE-CLOSING COVENANTS		54

8.1	Conduct of the Purchased Programs Prior to Closing	54

8.2	Access to Information	56

8.3	Commercially Reasonable Efforts	56

8.4	Consents	57

8.5	Exclusive Dealing	57

8.6	Financing	58

8.7	Pre-Closing Cooperation	58

8.8	Conduct of NewCo Prior to Closing	58

ARTICLE 9 POST-CLOSING COVENANTS		58

9.1	Cooperation	58

9.2	Return of Assets; Transfer of Purchased Assets	59

9.3	Records and Documents	59

9.4	Bulk Sales Waiver	60

9.5	Confidentiality	60

9.6	Non-Solicitation of Employees	60

9.7	Worker Notification Laws Matters	63

9.8	[Reserved]	63

9.9	Reporting of Pfizer Financial Information	64

ARTICLE 10 EMPLOYEES		65

10.1	Employees and Employee Benefits	65

10.2	No Benefit to Employees Intended	68

ARTICLE 11 CONDITIONS TO CLOSING		68

11.1	Conditions to NewCo’s Obligation to Close	68

11.2	Conditions to Pfizer’s Obligation to Close	69

11.3	Conditions to Obligations of Each Party to Close	69

ARTICLE 12 TAX MATTERS		70

12.1	Allocation of Consideration	70

12.2	Intended Tax Treatment; Cooperation; Allocation of Taxes	70

12.3	Tax Contests	72

ARTICLE 13 TERMINATION		73

13.1	Termination of Agreement	73

13.2	Effect of Termination	73

ARTICLE 14 INDEMNIFICATION		74

14.1	Indemnification by Pfizer	74

14.2	Indemnification by NewCo	74

14.3	Time for Claims	74

14.4	Procedures for Indemnification	75

14.5	Limitations on Indemnification	75

14.6	Third Party Contributors	76

14.7	Duty to Mitigate	76

14.8	Satisfaction by Equity Consideration; Set-off	76

14.9	Qualifications	77

14.10	Remedies Exclusive	77

14.11	Remedies Cumulative	77

ARTICLE 15 MISCELLANEOUS PROVISIONS		77

15.1	Expenses	78

15.2	Entire Agreement	78

15.3	Amendment, Waivers and Consents	78

15.4	Successors and Assigns	78

15.5	Governing Law	78

15.6	Jurisdiction; Waiver of Jury Trial	79

15.7	Rules of Construction	79

15.8	Severability	79

15.9	Exhibits and Schedules	79

15.10	Notices	80

15.11	Rights of Parties	81

15.12	Public Announcements	81

15.13	Specific Performance	81

15.14	Counterparts	82

EXHIBITS

Exhibit A:	List of Pfizer Subsidiaries

Exhibit B:	General Assignment and Bill of Sale

Exhibit C:	Patent Assignment

Exhibit D:	Patent and Know-How License Agreement

Exhibit E:	Transition Services Agreement

Exhibit F:	Investors’ Rights Agreement

Exhibit G:	Equity Commitment Letters

Exhibit H-1:	Preferred Stock Purchase Agreement

Exhibit H-2:	Preferred Stock Purchase Agreement

Exhibit I:	Right of First Refusal and Co-Sale Agreement

Exhibit J:	Voting Agreement

v

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this “Agreement”) is entered into as of April 2, 2018 (the “Effective Date”), by and between Pfizer Inc., a Delaware corporation (“Pfizer”), and Allogene Therapeutics, Inc., a Delaware corporation (“NewCo”).

WHEREAS, Pfizer and the Pfizer Subsidiaries (the “Pfizer Parties”) are engaged in, among other things, the Purchased Programs;

WHEREAS, NewCo desires to purchase from Pfizer, and Pfizer desires to sell to NewCo, certain assets related to the Purchased Programs, and NewCo is willing to assume certain Liabilities related to the Purchased Programs, in each case upon the terms and conditions set forth herein; and

WHEREAS, it is intended that the transactions contemplated by this Agreement, taken together with the transactions contemplated by the Preferred Stock Purchase Agreement, shall be treated as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; CERTAIN RULES OF INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“409A Plan” shall have the meaning specified in Section 7.2(e).

“Ablexis Agreement” shall mean that certain Consortium and License Agreement dated as of December 22, 2009, by and between Aliva Biopharmaceuticals, Inc. and Pfizer, as amended from time to time.

“Ablexis Antibodies” shall mean antibodies generated under the Ablexis Agreement in connection with any Purchased Assets.

“Affiliate” shall mean (a) in the case of an individual, the individual’s spouse (or civil partner) and the members of the immediate family (which for purposes of this definition shall include only parents, siblings, children and spouses (or civil partners) of the foregoing) of (i) the individual, (ii) the individual’s spouse (or civil partner) and (iii) any Entity that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, any of the foregoing individuals, or (b) in the case of an Entity, another Entity or a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Entity; provided that, for the purposes of this definition, “control”

(including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the Preamble.

“Allogeneic Product” shall mean a product for administration to humans, which embodies, incorporates or includes a CAR-T.

“Annual Net Sales” shall have the meaning specified in Section 5.1(c)(ii).

“Arising Patent” shall mean:

(a)

(i) any Exclusive Know-How Patent (as that term is defined in the Patent and Know-How License Agreement), (ii) any Non-Exclusive Know-How Patent (as that term is defined in the Patent and Know-How License Agreement) and (iii) any non-provisionals, continuations, divisions, renewals, reexaminations, reissues, reexaminations, extensions, restorations, and foreign counterparts thereof, and any and all patents granted on the Patents in clauses (i) and (ii); and

(b)

any non-provisionals, continuations, divisions, renewals, reexaminations, reissues, reexaminations, extensions, restorations, and foreign counterparts of a Transferred Pfizer Patent, and any and all patents granted thereon.

“Assigned Contracts” shall have the meaning specified in Section 2.1(a).

“Assigned Patent” shall mean any Patent included in the Pfizer Assigned IP Rights.

“Assignment Consent” shall have the meaning specified in Section 2.5(a).

“Assumed Liabilities” shall have the meaning specified in Section 2.3.

“Books and Records” shall have the meaning specified in Section 2.1(d).

“Business Day” shall mean any day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions are closed in New York, New York or San Francisco, California.

“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” shall mean each twelve (12) month period commencing on January 1.

“Cap” shall have the meaning specified in Section 14.5(a).

“CAR” shall mean a chimeric antigen receptor expressed from an experimentally validated viral construct with specific molecular architecture and signaling domain sequences.

“CAR-T” shall mean a population of allogeneic T-cells with a unique set of experimentally validated biologic attributes expressing a CAR construct.

“CD19 Target” shall mean the Target corresponding to the B lymphocyte antigen Cluster of Differentiation 19.

“CD52 Product” shall mean a product that (a) comprises an antibody that binds CD52 and has the Pfizer identifier number of [***] and (b) incorporates, or is made, developed, or optimized, by the use of, the Transferred Pfizer Know-How.

“Cellectis” shall mean Cellectis SA.

“Class A Preferred Stock” shall mean, collectively, the Series A Preferred Stock and the Series A-1 Preferred Stock.

“Clinical Trial” shall mean a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

“Closing” shall have the meaning specified in Section 4.1.

“Closing Date” shall have the meaning specified in Section 4.1.

“Code” shall have the meaning specified in the Preamble.

“Combination Product” shall have the meaning specified in the definition of “Net Sales”.

“Commercially Reasonable Efforts” shall mean, with respect to a party’s obligations or activities under this Agreement, the carrying out of such obligations or activities with a level of effort and resources consistent with the commercially reasonable practices normally devoted by a similarly situated company, including, as applicable, [***] it being understood that commercially reasonable efforts may not require that such party develop each and every product in its portfolio or as to which it has rights simultaneously, and it being further understood that, without limiting any obligation in this Agreement, it is possible that the application of Commercially Reasonable Efforts as described in the foregoing definition may be consistent with the termination of the development of a product in certain circumstances.

“Common Stock” shall mean the common stock, par value $0.001 per share of NewCo.

“Confidential Information” shall have the meaning specified in Section 9.6(a).

[***] = CONFIDENTIAL TREATMENT REQUESTED

“Confidential Disclosure Agreement” shall mean that certain confidentiality agreement between Two River Consulting, LLC, a Delaware limited liability company, and Pfizer, dated November 8, 2017.

“Confidential Information Agreements” shall have the meaning specified in Section 7.20.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Consideration” shall have the meaning specified in Section 3.1.

“Consolidated Return” shall mean any affiliated consolidated, combined, or unitary Tax Return filed with respect to a group that includes a Pfizer Party (or any other Affiliate of the Pfizer Parties).

“Continuation Period” shall have the meaning specified in Section 10.1(b).

“Contract” shall mean any written or oral agreement, contract, obligation, promise, understanding, arrangement, license, or legally binding commitment or undertaking of any nature, other than a Pfizer Benefit Plan.

“Copyrights” shall mean all copyrightable works of authorship and all copyrights and applications, throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Cooperation Period” shall have the meaning specified in Section 2.5(a).

“Cover”, “Covering” and “Covered” shall mean, with respect to a Patent and an invention, that, in the absence of ownership of or a license under such Patent, the practice of such invention (e.g., with respect to a Patent in the U.S., the manufacture, use, sale, offer for sale or importation of such invention) would infringe a Valid Claim of such Patent (assuming, in the case of a pending patent application, that the claims of such patent application as then existing were issued).

“Covered Benefit Plan” shall have the meaning specified in Section 6.8(d).

“Damages” shall mean losses, damages, settlements, awards, fines, penalties, fees, liabilities, costs, including costs of investigation, or expenses of any nature, including reasonable attorneys’ fees.

“Deductible” shall have the meaning specified in Section 14.5(a)

“Developed Pfizer Targets” shall mean the following Targets: BCMA, FLT3, CD33, EGFRVIII, CD70, MUC16, DLL3, Claudin18.2, and Wt1.

“Development Update” shall have the meaning specified in Section 5.2(b)(iv)(A).

“Disclosing Party” shall have the meaning specified in Section 9.6(a).

“Drop-Dead Date” shall have the meaning specified in Section 13.1(d).

“Early Access Program” shall mean any program that provides patients with a Product prior to Regulatory Approval in any country or region in the Territory and in which the use of such Product is not primarily intended to obtain information about the safety or effectiveness of a drug. “Early Access Programs” shall include treatment INDs / protocols, and named patient programs.

“Early Stage Target” shall mean the following Targets: [***].

“Effective Date” shall have the meaning specified in the Preamble.

“Employee Transfer Date” shall mean May 1, 2018 or such other date as is mutually agreed to between the parties.

“Enforceability Exceptions” shall have the meaning specified in Section 6.2(b).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity.

“Equity Commitment Letters” shall have the meaning specified in Section 7.9.

“Equity Consideration” shall have the meaning specified in Section 3.1.

“Equity Consideration Cancellation” shall have the meaning specified in Section 14.8.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning specified in Section 2.2.

“Excluded Liabilities” shall have the meaning specified in Section 2.4.

“Excluded Taxes” shall mean, without duplication, (a) all Taxes of the Pfizer Parties or any of their Affiliates, or for which the Pfizer Parties or any of their Affiliates is or are liable (including under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law), for any taxable period, (b) all Taxes related to the Excluded Assets or Excluded Liabilities for any taxable period, (c) all Taxes relating to the Purchased Programs, the Purchased Assets, the Transferred Employees, or the Assumed Liabilities, in each case with respect to any Pre-Closing Tax Period (including the portion of any Straddle Period through the end of the Closing Date, as determined in accordance with Section 12.2(e)) and (d) all Taxes, if any, imposed on NewCo under Section 1445 or 1446(f) of the Code in connection with the transactions contemplated by this Agreement.

“Exclusive Group 3 Know-How” shall have the meaning set forth in the Patent and Know-How License Agreement.

[***] = CONFIDENTIAL TREATMENT REQUESTED

“Exclusive Group 3 Patents” shall have the meaning set forth in the Patent and Know-How License Agreement.

“FCPA” shall have the meaning specified in Section 7.23.

“FD&C Act” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

“FDA” shall mean the United States Food and Drug Administration and any successor agency.

“Financing” shall have the meaning specified in Section 7.9.

“Financing Agreements” shall mean, collectively, the Preferred Stock Purchase Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement.

“First Commercial Sale” shall mean, with respect to a given Product in a given country or region of the Territory, the first sale of such Product by NewCo, its Affiliates or Sublicensees to a Third Party in such country after such Product has been granted Regulatory Approval by the appropriate Governmental Authority for commercial sale in such country; provided that, any sale occurring under an Early Access Program shall be deemed a “First Commercial Sale” for purposes hereunder.

“Founders” shall mean David D. Chang, Joshua A. Kazam, Veer Bhavnagri, David M. Tanen and Arie S. Belldegrun.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“General Assignment and Bill of Sale” shall have the meaning specified in Section 4.2(a).

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, Consent, clearance, confirmation, exemption, franchise, certification, designation, rating, registration, variance, qualification or accreditation issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; (b) with respect to a pharmaceutical or biological product in a country or regulatory jurisdiction, the act of a Governmental Authority necessary for the testing, manufacturing, marketing, labeling, distribution, advertising, commercial sale or use of such product in such country or regulatory jurisdiction, including the approval of an Investigational New Drug Application, Biologic License Application or New Drug Application by the FDA or any analogous approval in jurisdictions other than the United States, but, in all cases, excluding any separate pricing or reimbursement approval, where required (“Regulatory Approval”); or (c) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or Tax Authority or power.

“Group 1 Pfizer IP Rights” shall mean those Intellectual Property Rights set forth on Schedule 2.1(c)(1) under the heading “Group 1 Pfizer IP Rights”.

“Group 2 Pfizer IP Rights” shall mean those Intellectual Property Rights set forth on Schedule 2.1(c)(2) under the heading “Group 2 Pfizer IP Rights”.

“Group 3 Pfizer IP Rights” shall mean those Intellectual Property Rights set forth on Schedule 4.2(c) under the heading “Group 3 Pfizer IP Rights” under which NewCo is granted licenses from Pfizer pursuant to the Patent and Know-How License Agreement.

“IFRS” shall mean International Financial Reporting Standards in effect from time to time.

“Inactive Employee” shall have the meaning specified in Section 10.1(a).

“IND” shall mean an Investigational New Drug Application submitted under the FD&C Act, or an analogous application or submission with any analogous agency or Governmental Authority outside of the United States for the purposes of obtaining permission to conduct Clinical Trials.

“Indemnitee” shall have the meaning specified in Section 14.4.

“Indemnitor” shall have the meaning specified in Section 14.4.

“Initial NewCo Organizational Documents” shall have the meaning specified in Section 7.1(b).

“Intellectual Property Rights” or “IP Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights of a Pfizer Party, including Patents, Trade Secrets, Copyrights, Trademarks, Know-How, internet domain names and any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“Investors’ Rights Agreement” shall have the meaning specified in Section 4.2(e).

“IRS” shall mean the United States Internal Revenue Service.

“Key Assigned Contract” shall mean the Pfizer-Cellectis Agreement, the Pfizer-Servier Agreement and the WuXi Agreement.

“Key Assigned Contract Patents” shall mean (a) those Patents licensed to Pfizer under the Pfizer-Servier Agreement or the Pfizer-Cellectis Agreement immediately prior to the Closing Date and (b) any Patents that, under the terms of the Pfizer-Servier Agreement or the Pfizer-Cellectis

Agreement, would be licensed to Pfizer following the Closing if, in each case, Pfizer had remained a party thereto, in each case of clauses (a) and (b) taking into account any field or use limitations in effect under such relevant Key Assigned Contract.

“Key Employee” shall mean Joshua A. Kazam, David M. Tanen, and any other executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any of the NewCo Intellectual Property.

“Know-How” shall mean any non-public or proprietary information, inventions, discoveries, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, Regulatory Filings, information and submissions pertaining to, or made in association with, filings with any Governmental Authority or patent office, data (including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, whether or not patentable.

“Law” shall mean any federal, state, local, foreign and supranational or other law, statute, code, constitution, treaty, principle of common law, directive, ordinance, rule, regulation or Order, or any similar provision or requirement having the force or effect of law, of any Governmental Authority.

“Liability” shall mean any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” shall mean any lien, claim, mortgage, encumbrance, pledge, license, security interest, equity or charge of any kind.

“Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other adverse events, changes and effects (a) would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, business or operations of the Purchased Programs, the Purchased Assets and the Products, taken as a whole, or (b) would prevent or materially delay the Pfizer Parties’ consummation of the Transactions; provided, however, that any events, changes or effects will not be deemed to constitute a Material Adverse Effect to the extent resulting from (1) general economic, political or market conditions in the pharmaceutical industry as a whole, but only to the extent that such changes or conditions do not have a materially disproportionate effect on the Purchased Programs, taken as a whole, compared with other industry participants; (2) the impact of the Transactions, including the announcement or pendency of this Agreement or the Transactions, on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; (3) any failure by any Pfizer Party or the Purchased Programs to meet internal projections or forecasts for any period (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been a Material Adverse Effect); (4) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (5) changes in any Law applicable to the Purchased Programs or applicable accounting regulations or principles or the interpretation thereof; (6) compliance by Pfizer or any of its Affiliates with a request by NewCo that Pfizer or any of its Affiliates take an action (or refrain from taking an action) to the extent such action or inaction is in compliance with such request; or (7) any action taken by Pfizer or any of its Affiliates as required by this Agreement or with NewCo’s written consent.

“Marginal Royalty Rates” shall have the meaning specified in Section 5.1(c)(ii).

“Milestone Event” shall have the meaning specified in Section 5.1(a) .

“Milestone Payment” shall have the meaning specified in Section 5.1(a).

“Net Sales” shall mean, in the case of sales of any Product(s) by or for the benefit of NewCo, its Affiliates or Sublicensees (for the purpose of this definition only, the “Seller”) in the Royalty Territory applicable to such Product to independent, unrelated persons, including any distributor who purchases for purposes of resale to end-users (such a distributor to expressly not be deemed a Seller under this definition and, along with other such independent, unrelated persons, for the purpose of this definition only, “Buyers”) in bona fide arm’s length transactions (except as provided below with respect to clinical trial samples), the gross amount billed or invoiced by Seller with respect to such Product during the applicable period, less the following deductions, in each case to the extent actually paid, granted or accrued by such Seller (each as recognized by GAAP applied consistently throughout the calculation, as applicable) or allowed and taken by such Buyers and, in each case, not otherwise recovered by or reimbursed to Seller in connection with such Product (for the purpose of this definition only, “Permitted Deductions”): [

(a)	trade, cash, promotional, prompt payment and quantity discounts;

(b)

uncollectible amounts or reasonable reserves accrued therefor (it being understood that any subsequent reductions in such accrual amounts due to collections in subsequent periods shall be included in Net Sales when such reductions occur);

(c)	returns, refunds, allowances, rebates and chargebacks;

(d)

customs or excise duties, excise (including, but not limited to, the amount of any annual branded prescription drug manufacturer and importer fees attributable to the Products paid by the Seller), sales or use Taxes, consumption Tax, value added Tax or other Taxes (except income Taxes) or duties relating to sales Taxes on sales (such as excise, sales or use Taxes or value added Tax);

(e)	Taxes on sales of pharmaceutical specialties reimbursed pursuant to a government health service, health insurance, social insurance or similar social services program;

(f)	freight, insurance, packing costs and other transportation charges to the extent added to the sales price;

(g)	amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions, or due to recalls or Laws requiring rebates;

(h)

rebates taken by or fees paid to distributors, wholesalers, group purchasing organizations, pharmacy benefit management companies and management care entities and charge-backs, including any discount, rebate or reimbursement program applicable to a Product under which Seller provides to low income, uninsured or other patients the opportunity to purchase Products at discounted prices;

(i)	rebates and/or discounts on sales of Products given to health insurance and other types of payers due to specific agreements (“claw-back” type of agreements) involving the Products; and

(j)

any other specifically identifiable amounts included in gross amounts invoiced for the Products, to the extent such amounts are customary deductions from net sales calculations in the pharmaceutical or biotechnology industries in the applicable country or countries for reasons substantially equivalent to those listed above.

“Net Sales” shall not include any consideration received with respect to a sale, use or other disposition of any Product in a country for development purposes or as samples or for charitable purposes. Notwithstanding the foregoing, the amounts invoiced by NewCo, its Affiliates, or Sublicensees for the sale of Product among NewCo, its Affiliates, or Sublicensees for resale shall not be included in the computation of Net Sales hereunder and Net Sales shall be the gross invoice or contract price charged to the Third Party customer for that Product, less the Permitted Deductions. All of the foregoing elements of Net Sales calculations shall be determined in accordance with GAAP or IFRS, as applicable to the Seller.

Notwithstanding the foregoing, if a Product either (i) is sold in the form of a combination product containing both the Product and one or more independently therapeutically active pharmaceutical molecules (i.e. a chemical entity performing a therapeutic or prophylactic function distinct from the enhancement of the activity of the Product itself) that are not other Products or (ii) is sold in a form that contains (or is sold bundled with for the same price) a delivery device therefor (in either case of (i) or (ii), a “Combination Product” and any such other independently therapeutically active pharmaceutical molecules or delivery device, an “Other Component” of such Combination Product), the Net Sales of such Product for the purpose of calculating royalties owed under this Agreement for sales of such Product shall be determined by multiplying the actual Net Sales of the Combination Product (calculated using the above provisions) by the fraction A/(A+B), where A is the invoice price on a country-by-country basis, during the Royalty Term in question, of the Product when sold separately and B is the invoice price on a country-by-country basis, during the Royalty Term in question, of the other active pharmaceutical molecule or delivery device when sold separately. If any other active pharmaceutical molecule or delivery device in the combination is not sold separately in a country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction: (A/C), where A is the invoice price of the Product in such country if sold separately, and C is the invoice price of the Combination Product in such country. If neither the Product nor any other active pharmaceutical molecule or delivery device in the Combination Product is sold separately, the adjustment to Net Sales shall be determined by the parties in good faith to reasonably reflect the fair market value of the contribution of the Product in the Combination Product to the total fair market value of such Combination Product; provided that in the event the parties do not agree on such relative value contributions, either party may require that the matter be referred to an independent expert selected by agreement of the parties. Except in the case of fraud or manifest error on the part of such independent expert, the decision of such independent expert as to such relative value contributions shall be binding upon the parties. The costs of the independent expert shall be borne by the non-prevailing party.

“NewCo” shall have the meaning specified in the Preamble.

“NewCo 401(k) Plan” shall have the meaning specified in Section 10.1(g).

“NewCo Damages” shall have the meaning specified in Section 14.1.

“NewCo Fundamental Representations” shall have the meaning specified in Section 11.2(a).

“NewCo Indemnified Persons” shall have the meaning specified in Section 14.1.

“NewCo Intellectual Property” shall mean all patents, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, renewals, extensions, certificate of invention and design patents, patent applications, registrations and applications for registrations, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights or know-how, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by, or are necessary to, NewCo in the conduct of the NewCo’s business as now conducted and as presently proposed to be conducted.

“Non-Assignable Asset” shall have the meaning specified in Section 2.5(a).

“Order” shall mean any (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) settlement or conciliation agreement with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Organizational Documents” shall mean a certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents.

“Other Assets” shall have the meaning specified in Section 2.1(f).

“Other Investors” shall mean TPG Carthage Holdings, L.P., a Delaware limited partnership, The Rise Fund Carthage, L.P., a Delaware limited partnership, VVAG Special Fund LLC, a Delaware limited liability company, Vida Ventures, LLC, a Delaware limited liability company, The Regents of the University of California, the Seaview Trust, the Belldegrun Family Trust, Franz Humer, Owen Witte, Chang 2006 Family Trust, Christine Cassiano, Joshua A. Kazam, KB/V LLC, James Economou, Allan Pantuck, Linda Barnes, Stuart Holden, Roy

Doumani, Kiernan Family Trust, Vera Kiernan Trustee, David M. Tanen, Veer Bhavnagri and, if it enters into an Equity Commitment Letter prior to the Closing, Gilead Sciences, Inc.

“Other Royalty-Bearing Product” shall mean any Allogeneic Product that (a) Targets a Target that is not a Pfizer Target, (b) is either (i) Covered by a Valid Claim of any Transferred Pfizer Patent, Arising Patent or Key Assigned Contract Patent or (ii) incorporates or is made, discovered, developed, or derived from the use of Transferred Pfizer Know-How and (c) for which an IND is first filed on or before the fifth (5th) anniversary of the Closing Date.

“Patent and Know-How License Agreement” shall have the meaning specified in Section 4.2(c).

“Patent Assignment” shall have the meaning specified in Section 4.2(b).

“Patents” shall mean any and all (a) issued patents, (b) pending patent applications, including all non-provisional or provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

“Permits” shall mean, with respect to any Person, any license, franchise, permit, approval or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.

“Permitted Lien” shall mean (a) any Lien for Taxes not yet due or delinquent as of the Closing Date or which are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established under GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate Proceedings, (c) Liens imposed or promulgated by applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) Liens imposed by securities Laws, (f) Liens relating to intercompany borrowings among a person and its wholly owned subsidiaries, provided that, as to the Pfizer Parties and the Purchased Assets, the Products and/or the Purchased Programs, such Liens are released and extinguished prior to or at the Closing, (g) defects, irregularities or imperfections of title which do not materially interfere with, or materially impair the use of, the property or assets subject thereto, or (h) Liens resulting from the action or inaction of NewCo or any of its Affiliates.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personal Information” shall have the meaning specified in Section 7.24.

“Pfizer” shall have the meaning specified in the Preamble.

“Pfizer Assigned IP Rights” shall mean the Group 1 Pfizer IP Rights and the Group 2 Pfizer IP Rights.

“Pfizer Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other pension, retirement, profit-sharing, deferred compensation, change in control, retention, employment, independent contractor, consulting, equity or equity-based compensation, stock purchase, employee stock purchase, severance or termination pay, vacation or paid time-off, bonus or other incentive, medical, health or welfare benefit, retiree medical, health or welfare benefit, life insurance, medical reimbursement, fringe benefit or other plan, agreement, arrangement, program, policy or contract (including any related funding mechanism), in each case, whether oral or written, funded or unfunded, or insured or self-insured, that is sponsored, maintained, contributed to or required to be contributed to by Pfizer or any of its Subsidiaries.

“Pfizer-Cellectis Agreement” shall mean that certain Research Collaboration and License Agreement between Pfizer, Inc. and Cellectis SA dated June 17, 2014, as amended as of the Effective Date.

“Pfizer Damages” shall have the meaning specified in Section 14.2.

“Pfizer Damages Fraction” shall have the meaning specified in Section 14.2.

“Pfizer Fundamental Representations” shall have the meaning specified in Section 11.1(a).

“Pfizer Indemnified Persons” shall have the meaning specified in Section 14.2.

“Pfizer Parties” shall have the meaning set forth in the Preamble.

“Pfizer Savings Plan” shall mean the Pfizer Savings Plan (plan number 002).

“Pfizer-Servier Agreement” shall mean that certain Exclusive License and Collaboration Agreement between Servier and Pfizer, Inc. dated October 30, 2015.

“Pfizer Subsidiaries” shall mean the Subsidiaries of Pfizer set forth on Exhibit A.

“Pfizer Target” shall mean (a) the Developed Pfizer Targets, (b) the Early Stage Targets, and (c) the ROR1 Target and the CD19 Target.

“Pfizer Territory” shall, with respect to a Product, mean the United States and any other countries included in the “Pfizer Territory” as defined for such Product in the Pfizer-Servier Agreement (including to the extent the license conversion provisions in such agreement apply); provided that in the event NewCo, its Affiliate or Sublicensee otherwise obtains the right to sell or otherwise commercialize such Product in any country or countries other than the United States, including by termination or amendment, in whole or in part, of the Pfizer-Servier Agreement as it may be amended from time to time, the Pfizer Territory shall include such country or countries with respect to such Product.

“Pfizer’s knowledge” and similar phrases shall mean the actual knowledge of the individuals listed on Schedule 1.1(a) after due and reasonable inquiry.

“Post-Closing NewCo Organizational Documents” shall have the meaning specified in Section 7.1(b).

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and, in the case of a Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and, in the case of a Straddle Period, the portion of such period ending on and including the Closing Date.

“Preferred Stock Purchase Agreement” shall have the meaning specified in Section 4.2(f).

“Price Approval” shall mean, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, hearing, inquiry, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.

“Product” shall mean any Royalty-Bearing Product or Other Royalty-Bearing Product.

“Prospective Employees” shall have the meaning specified in Section 6.8(a).

“Purchased Assets” shall have the meaning specified in Section 2.1.

“Purchased Inventory” shall have the meaning specified in Section 2.1(b).

“Purchased Programs” shall mean the programs conducted by the Pfizer Parties as of the date hereof related to developing, manufacturing, commercializing, distributing, promoting, packaging, importing, marketing, selling and otherwise exploiting the Products with respect to the Pfizer Targets, but for the avoidance of doubt, excluding the Excluded Assets.

“Purchased Programs Registered Intellectual Property” shall have the meaning specified in Section 6.9(a).

“Purchased Programs Permits” shall have the meaning specified in Section 6.4.

“Receiving Party” shall have the meaning specified in Section 9.6(a).

“Regulatory Approval” shall have the meaning specified in the definition of “Governmental Approval”.

“Regulatory Filing” shall mean any documentation constituting or relating to or supporting any filing or application with any Governmental Authority with respect to a Product, including any documents submitted to any Governmental Authority, including INDs, applications for Regulatory Approval, and all correspondence with any Governmental Authority with respect to any Product (including minutes of any meetings, telephone conferences or discussions with any Governmental Authority).

“Regulatory Laws” shall mean the following Laws: (a) the Federal Food, Drug, and Cosmetic Act, as amended, and all regulations promulgated thereunder, (b) the federal False Claims Act (42 U.S.C. § 1320a-7b(a)), as amended, (c) the Physician Payments Sunshine Act, (d) the Patient Protection and Affordable Care Act, (e) the federal Medicare and Medicaid statutes, (f) the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, (g) the federal Physician Self-Referral (Stark) Law, 42 U.S.C. § 1395nn, (h) the federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, (i) the Federal Trade Commission Act, (j) the Public Health Service Act and (k) any other Laws governing research, development, clinical testing, investigational use, marketing clearance, marketing approval, manufacturing, servicing, packaging, labeling, promotion, sale, import or export of a pharmaceutical product.

“Representatives” shall mean officers, directors, employees, agents, advisors and Affiliates.

“Restated Bylaws” shall have the meaning specified in Section 7.1(b).

“Restated Certificate” shall mean the Amended and Restated Certificate of Incorporation of NewCo, adopted and filed by NewCo on or before the closing of the transaction contemplated by the Preferred Stock Purchase Agreement.

“Right of First Refusal and Co-Sale Agreement” shall have the meaning specified in Section 4.2(g).

“ROR1 Target” shall mean the Target corresponding to Tyrosine-protein kinase transmembrane receptor ROR1, also known as neurotrophic tyrosine kinase, receptor-related 1 (NTRKR1).

“Royalty-Bearing Product” shall mean either (a) any CD52 Product or (b) any Allogeneic Product that Targets a Pfizer Target and:

(i) is, on a country-by-country basis, Covered by a Valid Claim of (A) any Transferred Pfizer Patent, (B) any Arising Patent, or (C) any Key Assigned Contract Patent;

(ii) incorporates or is made, discovered, developed, or derived from the use of Transferred Pfizer Know-How; or

(iii) meets the definition of a (A) “Pfizer Licensed Product” under the Pfizer-Cellectis Agreement, (B) “Pfizer Licensed Product” under the Pfizer-Servier Agreement or (C) “Servier Licensed Product” under the Pfizer-Servier Agreement.

“Royalty Term” shall mean, with respect to a given Product in a given country in the Territory, the period beginning upon the First Commercial Sale of such Product in such country and ending on the later of (a) expiration of the last to expire Valid Claim of (i) any applicable Transferred Pfizer Patent, (ii) any Arising Patent or (iii) any Key Assigned Contract Patent, in each case ((i), (ii) or (iii)) Covering such Product in such country or (b) twelve (12) years from First Commercial Sale of such Product in such country.

“Royalty Territory” shall mean (i) for any Product Targeting the Pfizer Targets CD19 or ROR1, the Pfizer Territory and (ii) for any other Product, all countries of the world.

“Sales Milestone Payment” shall have the meaning specified in Section 5.1(b).

“Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, $0.001 par value per share.

“Series A-1 Preferred Stock” shall mean the Company’s Series A-1 Preferred Stock, $0.001 par value per share.

“Servier” shall mean, collectively, Les Laboratoires Servier and Institut de Recherches Internationales Servier.

“Servier Product” shall mean any Product Targeting the Pfizer Targets CD19, ROR1 and EGFRVIII, and as to which either (i) Cellectis has granted Servier a license to develop and commercialize such Product in the Servier Territory, prior to the Effective Date, and which Servier has granted to Pfizer a sublicense under such rights in the United States pursuant to the Pfizer-Servier Agreement, prior to the Effective Date, or (ii) Pfizer has granted Servier a license to develop and commercialize such Product in the Servier Territory, under the Pfizer-Servier Agreement, prior to the Effective Date; provided that a Product Targeting EGFRVIII will no longer be deemed a Servier Product under this Agreement if Servier no longer is granted such license referred to in clause (ii) from Pfizer or its assignee under the Pfizer-Servier Agreement, as it may be amended from time to time.

“Servier Territory” shall have the meaning as set forth in the Pfizer-Servier Agreement.

“Set-off” shall have the meaning specified in Section 14.8.

“Shared Contracts” shall mean all Contracts listed on Schedule 2.6, which relate in part, but not exclusively, to the Purchased Programs.

“Stock Plan” shall have the meaning specified in Section 7.2(b)

“Straddle Period” shall have the meaning specified in Section 12.2(e).

“Sublicensee” shall mean any Person, including any assignee, transferee, licensee or sublicensee of NewCo or its Affiliates, to whom NewCo or its Affiliate has granted, including via sale, assignment, license, sublicense or other transfer of assets, any rights (a) assigned or otherwise transferred to NewCo or its Affiliates under this Agreement or (b) licensed or sublicensed to NewCo or its Affiliates under the Patent and Know-How License Agreement.

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person has a fifty percent (50%) or greater interest.

“Target” shall mean (a) a specific biological molecule that is identified by a GenBank accession number or similar information, or by its amino acid or nucleic acid sequence, and (b) any biological molecule substantially similar in amino acid or nucleic acid sequence that has substantially the same biological function as a molecule disclosed in clause (a), including any naturally occurring mutant or allelic variant of a molecule disclosed in clause (a), including naturally occurring variants, mutants, transcriptional and post-transcriptional isoforms (e.g., alternative splice variants), and post-translational modification variants (e.g., protein processing, maturation and glycosylation variants); and (c) truncated forms (including fragments thereof) which have a biological function substantially similar to that of any biological molecules disclosed in clause (a) or clause (b).

“Targeting” shall mean, when used to describe the relationship between a molecule and a Target, that the molecule (a) binds to the Target (or a portion thereof) and (b) is designed or being developed to exert its biological effect in whole or in part through binding to such Target (or such portion thereof).

“Targets” shall mean, when used as a verb, the correlative meaning of “Targeting.”

“Tax” shall mean all forms of taxation imposed by any Tax Authority, including all national, state or local taxation (including income, value added, alternative or add-on minimum, occupation, real and personal property, escheat or unclaimed property, social security, gross receipts, sales, use, production, transfer, registration, ad valorem, franchise, profits, license, withholding, payroll, employment, unemployment, disability, excise, severance, occupation, premium or windfall profit taxes, stamp, customs duties, capital stock, and other import or export duties, estimated and other taxes of any kind whatsoever), together with any interest, penalties, and additions to tax, whether disputed or not.

“Tax Authority” shall mean a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Contest” shall have the meaning specified in Section 12.3(a).

“Tax Referee” shall have the meaning specified in Section 12.2(c).

“Tax Return” shall mean any report, return, statement, declaration, notice, claim for refund, certificate or other document (including any related or supporting schedules, statements or information) filed or required to be filed with any Tax Authority, or required to be maintained by any Person, in connection with the determination, assessment, collection or payment of any Tax.

“Term” shall mean the period of time commencing on the Effective Date and extending on a country-by-country basis until the earlier of (a) the last to expire of any Royalty Term for any Product in such country in the Territory and (b) the termination of this Agreement in accordance with ARTICLE 13.

“Territory” shall have the meaning specified on Schedule 1.1(b).

“Territory Option Agreement” means that certain Option Letter, dated as of the Effective Date, by and between Pfizer and NewCo, wherein NewCo is granted an option by Pfizer to expand the Territory under certain conditions.

“Third Party” shall mean any Person other than Pfizer, NewCo or their respective Affiliates.

“Total Annual Net Sales” shall have the meaning specified in Section 5.1(b).

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide any Pfizer Party with advantages over potential or actual competitors who do not know or use it and documentation thereof (including related papers, invention disclosures, blueprints, drawings, research data and results, flowcharts, diagrams, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture, processing techniques, data processing techniques, compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all claims and rights related thereto.

“Trademarks” shall mean any and all trademarks, service marks, trade dress, logos, slogans, trade names, all material unregistered trademarks, together with all adaptations, derivations and combinations thereof, and all goodwill associated with any of the foregoing throughout the world.

“Transaction Agreements” shall mean this Agreement and the General Assignment and Bill of Sale, the Patent Assignment, the Patent and Know-How License Agreement, the Transition Services Agreement, the Territory Option Agreement, the Preferred Stock Purchase Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, the Voting Agreement and the Equity Commitment Letters.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement.

“Transfer Taxes” shall mean all federal, state, local or foreign sales (including bulk sales), use, VAT, transfer, real property transfer, recording, mortgage recording, license, stamp, stamp duty, documentary, conveyance, excise, registration, or similar Taxes that may be imposed in connection with the transfer of Purchased Assets.

“Transferred Employee” shall have the meaning specified in Section 10.1(a).

“Transferred Pfizer Know-How” shall mean Know-How included in the Pfizer Assigned IP Rights or the Group 3 Pfizer IP Rights licensed to NewCo pursuant to the Patent and Know-How License Agreement, including manufacturing Know-How, in each case which is maintained as a Trade Secret as of the Closing Date. Notwithstanding the foregoing, Transferred Pfizer Know-How shall not include any such Know-How which NewCo can demonstrate through competent, written evidence was known to NewCo or any of its Representatives (other than a Transferred Employee) prior to the Closing Date other than (a) from a Pfizer Party, its licensor or its

Representative or (b) from a Third Party who is, or was at the relevant time of disclosure, under an obligation of confidentiality with respect to such Know-How.

“Transferred Pfizer Patents” shall mean the Assigned Patents and the Patents included in the Group 3 Pfizer IP Rights.

“Transition Services Agreement” shall have the meaning specified in Section 4.2(d).

“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Treasury and IRS.

“Valid Claim” shall mean: (a) a claim of any issued and unexpired patent that (i) has not been, disclaimed, revoked or held unenforceable or invalid by a decision of a Governmental Authority of competent jurisdiction from which no appeal can be taken, or by a decision of a Governmental Authority of competent jurisdiction that can be appealed, but with respect to which an appeal has not taken within the time allowed for appeal, and (ii) has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim of any pending patent application that (i) has not been cancelled, withdrawn or abandoned, without being re-filed in another application in the applicable jurisdiction, (ii) has not been finally rejected by an administrative agency or other governmental action from which no appeal can be taken and (iii) has not been pending or filed more than [***] years from the earliest possible priority date for such patent application; provided that if such claim is later issued, it shall from the issuance date forward be deemed to be a Valid Claim.

“VAT” shall mean (i) value added tax goods and services tax and (ii) any other similar turnover, sales or purchase, tax or duty, in the case of each of clause (i) and clause (ii), levied by any jurisdiction whether central, regional or local.

“Voting Agreement” shall have the meaning specified in Section 4.2(h).

“Worker Notification Law” shall mean the United States Worker Adjustment and Retraining Notification Act of 1988 or similar state or local Law.

“WuXi Agreement” shall mean that certain Master Services Agreement between Pfizer and WuXi AppTec, Inc., dated December 4, 2015.

1.2 Rules of Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule mean a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (g) the headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement, (h) the words “will” and “shall” shall be interpreted to have the same meaning, (i) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive and (j) references to “$” shall mean U.S. dollars.

ARTICLE 2

THE TRANSACTION AGREEMENT

2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, including the terms of Section 2.2, Pfizer shall, and shall cause the other Pfizer Parties to, transfer, convey, assign and deliver to NewCo, and NewCo shall acquire and accept from the Pfizer Parties, all of their respective right, title and interest in, to and under the following (collectively, the “Purchased Assets”), in each case free and clear of all Liens except Permitted Liens:

(a) Contracts. All Contracts set forth on Schedule 2.1(a) or otherwise used or held for use by Pfizer exclusively in connection with the Purchased Programs (collectively, the “Assigned Contracts”);

(b) Inventory. The inventory of raw materials, works-in-progress and drug substance to the extent related exclusively to the Purchased Programs and owned by the Pfizer Parties as of the Closing Date, including, without limitation, the inventory set forth on Schedule 2.1(b) (collectively, the “Purchased Inventory”);

(c) Intellectual Property. The Pfizer Assigned IP Rights;

(d) Books and Records. All books and records exclusively relating to the Purchased Assets, other than Consolidated Returns, and other than any books and records the disclosure of which would reasonably be expected to violate any Law or that relate solely to (i) personnel matters unrelated to Transferred Employees, (ii) any Excluded Asset, and (iii) any attorney work product, attorney-client communications, and other items that are protected by attorney-client privilege (the “Books and Records”);

(e) Goodwill. All goodwill of the Pfizer Parties related to the Purchased Programs;

(f) Other Assets. The other assets of the Pfizer Parties identified on Schedule 2.1(f), which includes the Transferred Pfizer Know-How (the “Other Assets”); and

(g) Subsequently Assigned Assets. Non-Assignable Assets assigned pursuant to Section 2.5.

2.2 Excluded Assets. Notwithstanding any other provision of this Agreement, the Purchased Assets shall not include, and the Pfizer Parties and their Affiliates shall retain and shall not contribute, transfer, convey, assign or deliver to NewCo any of the following (collectively, the “Excluded Assets”):

(a) any assets of the Pfizer Parties that are not included within the definition of Purchased Assets;

(b) any Contracts or intercompany payables or receivables between and among Pfizer and its Subsidiaries;

(c) any cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority;

(d) any Intellectual Property Rights (including retained rights under the Intellectual Property Rights owned by the Pfizer Parties and licensed to NewCo under the Patent and Know-How License Agreement) other than the Pfizer Assigned IP Rights;

(e) any Pfizer Benefit Plan and any assets related thereto;

(f) all Tax losses and credits, Tax loss and credit carry forwards and other Tax attributes, all deposits or advance payments with respect to Taxes, and any claims, rights, and interest in and to any refund, credit or reduction of Taxes, in each case relating to Excluded Taxes (regardless of when received);

(g) all rights, claims or causes of action of a Pfizer Party against Third Parties to the extent relating to any Excluded Asset or any Excluded Liability;

(h) Non-Assignable Assets, subject to Section 2.5;

(i) the assets, Contracts, equipment or other property listed on Schedule 2.2(i); and

(j) all income Tax Returns and records and other Tax Returns to the extent not exclusively related to the Purchased Programs or Purchased Assets.

For the purposes of Section 2.1 and Section 2.2, the terms Purchased Assets and Excluded Assets, as applicable, shall not include any Tax assets.

2.3 Assumed Liabilities. NewCo shall assume, satisfy and thereafter discharge the following Liabilities of Pfizer or its Affiliates, as applicable (the “Assumed Liabilities”):

(a) all Liabilities under the Assigned Contracts arising after the Closing, and including all unfulfilled binding commitments made prior to the Closing Date to purchase inventory that are scheduled to be delivered or provided thereafter;

(b) all other Liabilities arising from or relating to the Purchased Assets or the conduct of the Purchased Programs after the Closing, including all Liabilities under, and obligations to comply with, applicable Laws; provided that Assumed Liabilities shall not include any Liability for Excluded Taxes;

(c) all Liabilities arising from or relating to the practice by NewCo, its Affiliates or Sublicensees of any Intellectual Property Rights owned by the Pfizer Parties and licensed to NewCo under the Patent and Know-How License Agreement;

(d) all Liabilities arising from or relating to the employment or termination of employment of any Prospective Employee on or after the Closing Date (except as provided in Section 2.4(c)(ii));

(e) all Liabilities arising from any lawsuits commenced and claims made after the Closing to the extent resulting from the conduct of the Purchased Programs or the ownership of, or license to, the Purchased Assets after the Closing, including lawsuits and claims arising from the developing, manufacturing, commercializing, distributing, promoting, packaging, importing, marketing, selling or otherwise exploiting any Product after the Closing, including any post-Closing product liability claims, warranty obligations and intellectual property infringement or misappropriation and irrespective of the legal theory asserted;

(f) all Liabilities, including but not limited to any obligation to provide any notices, payments or any other benefits due to any Transferred Employees, if any, and any notices due to any Governmental Authority, if any, which may be required as a result of any “employment loss” (as defined under the Worker Notification Law), in each case, caused by NewCo’s actions that occur on or after the Closing Date;

(g) all Liabilities arising after the Closing under the Non-Assignable Assets to the extent NewCo receives the benefits of such Non-Assignable Asset; and

(h) all Liabilities set forth in Schedule 2.3(h).

2.4 Excluded Liabilities. Pfizer and its Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and NewCo shall not assume or have any responsibility for, any Liabilities of Pfizer and its Affiliates other than the Assumed Liabilities and except as set forth in Section 12.2(d), including the following Liabilities (collectively, the “Excluded Liabilities”):

(a) all Liabilities arising from the Excluded Assets;

(b) all Liabilities under the Assigned Contracts arising prior to the Closing, including all outstanding accounts payable under the Assigned Contracts arising prior to the Closing;

(c) all Liabilities arising from or relating to any (i) Pfizer Benefit Plan or the employment, or termination of employment, of any employee of a Pfizer Party including any Prospective Employee or Transferred Employee, in each case arising prior to the Closing Date or (ii) termination of employment of any Prospective Employee that does not accept an offer of employment from NewCo;

(d) all Liabilities in respect of Excluded Taxes;

(e) all Liabilities arising from or relating to the use of Group 2 Pfizer IP Rights licensed to Pfizer by Pfizer or its sublicensees pursuant to the Patent and Know How License Agreement;

(f) all Liabilities arising from any lawsuits commenced and claims made prior to or after the Closing to the extent resulting from the conduct of the Purchased Programs or the ownership of, or license to, the Purchased Assets prior to the Closing; and

(g) all Liabilities set forth on Schedule 2.4(g).

2.5 Non-Assignable Assets.

(a) Notwithstanding the foregoing, and without limiting Section 11.1, if any Contract that would be an Assigned Contract, or other asset that would be a Purchased Asset, including the portion of any Shared Contract which is applicable to the Purchased Programs pursuant to Section 2.6, is not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a Third Party or action by a Governmental Authority (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Laws, and any such Assignment Consent is not obtained on or prior to the Closing Date, then this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Asset and such Non-Assignable Asset shall not be included in the Purchased Assets. Without limiting the Pfizer Parties’ obligations under Section 8.4 or Section 9.1, each of the parties hereto, for a period of [***] following the Closing Date, or longer to the extent provided for or contemplated by the Transition Services Agreement (the “Cooperation Period”), shall use commercially reasonable efforts to obtain all such Assignment Consents; provided, however, that nothing in this Section 2.5(a) shall require any of the Pfizer Parties or any of their Affiliates to modify any of its respective rights in a manner adverse to any of the Pfizer Parties or any of their Affiliates or to pay any fee or other payment, or incur any Liability, cost or out-of-pocket expense in connection with the efforts set forth in this Section 2.5(a), with any such Liabilities, costs or out-of-pocket expenses to be borne by NewCo. To the extent such Assignment Consents are obtained during the Cooperation Period, the Pfizer Parties shall assign to NewCo or its designee such Non-Assignable Assets. Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement.

(b) During the Cooperation Period, the Pfizer Parties shall cooperate with NewCo in any commercially reasonable arrangement reasonably designed to provide NewCo or its designee with the net benefits of the Non-Assignable Assets after the Closing as if the appropriate Assignment Consents had been obtained, including by granting rights and establishing arrangements whereby NewCo or its designee shall undertake the work necessary to perform under Assigned Contracts, provided, however, that none of the Pfizer Parties shall be required to (i) undertake any work that would constitute a breach of the Assigned Contracts, (ii) modify any of its respective rights in a manner adverse to the Pfizer Parties or (iii) incur any Liability, cost or out-of-pocket expense in connection therewith; provided further, that such benefits shall be calculated net of documented out-of-pocket additional costs in connection therewith (including Taxes). To the extent the benefits of a

[***] = CONFIDENTIAL TREATMENT REQUESTED

Non-Assignable Asset are made available to NewCo during the Cooperation Period, NewCo shall perform, at the direction of the applicable Pfizer Party, the obligations of such Pfizer Party under such Non-Assignable Asset and assume all Liabilities related thereto, and economically bear any out-of-pocket additional costs in connection with such Non-Assignable Asset (including Taxes). After the Cooperation Period, the Pfizer Parties shall continue to be subject to the obligations set forth in Section 9.2.

2.6 Shared Contracts. Each Pfizer Party shall use reasonable best efforts prior to the Closing to cooperate with NewCo in NewCo’s efforts to enter into a new Contract related to the Purchased Programs with the counterparty to each Shared Contract on substantially the same terms and conditions as exist under such Shared Contract, in each case as of the Closing; provided, however, that nothing in this Section 2.6 shall require any of the Pfizer Parties or any of their Affiliates to modify any of its respective rights in a manner adverse to any of the Pfizer Parties or any of their Affiliates or to pay any fee or other payment, or incur any Liability, cost or out-of-pocket expense, in connection with the efforts set forth in this Section 2.6, with any such Liabilities, costs or out-of-pocket expenses to be borne by NewCo. The Pfizer Parties shall keep NewCo reasonably informed and shall consult with NewCo in good faith in connection with any material actions taken with respect to any Shared Contract in furtherance of this Section 2.6 prior to Closing. Any Shared Contract for which the replacement Contract described in this Section 2.6 could not be entered into prior to the Closing shall be a Non-Assignable Asset subject to Section 2.5(b).

ARTICLE 3

CONSIDERATION FOR TRANSFER

3.1 Consideration. As consideration for the Pfizer Parties’ sale to NewCo of the Purchased Assets, NewCo shall (a) issue to Pfizer 3,187,772 shares of Series A-1 Preferred Stock (the “Equity Consideration”); (b) assume at the Closing and subsequently, in due course in accordance with the terms applicable thereto, timely pay, perform and discharge the Assumed Liabilities and (c) subject to ARTICLE 14, make such payments as are required pursuant to ARTICLE 5 if, as and when due and payable thereunder (collectively, the “Consideration”).

3.2 Withholding Taxes. NewCo (and its agents), the Pfizer Parties (and their agents), and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law or under any applicable Law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. Prior to withholding any amount, the applicable withholding agent shall provide written notice to the Person to whom such amounts would otherwise have been paid, together with reasonably sufficient details regarding the nature of the relevant withholding Tax. If any reduction of or exemption from such Tax is available, the withholding agent shall cooperate with the Person to whom such amounts would otherwise have been paid to the extent commercially reasonable to obtain any such reduction or exemption. To the extent such amounts are so deducted or withheld and properly remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 4

CLOSING AND CLOSING DELIVERIES

4.1 Closing; Time and Place. The closing of the Transactions (the “Closing”) shall occur at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts (or, if agreed by the parties, electronically through the exchange of documents), at 10:00 A.M. Eastern time on the date that is two (2) Business Days after the day on which all of the conditions to closing set forth in ARTICLE 11 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), which is expected to be on or about April 6, 2018 or at such other date, time or place as the parties may agree (the “Closing Date”).

4.2 Deliveries by Pfizer Parties. At the Closing, Pfizer shall, or shall cause the Pfizer Subsidiaries to, deliver, each of the following items, duly executed and delivered by the applicable Pfizer Party or Pfizer Parties:

(a) Contribution, Assignment and Assumption and Bill of Sale. A Contribution, Assignment and Assumption and Bill of Sale covering all of the applicable Purchased Assets and Assumed Liabilities, substantially in the form attached hereto as Exhibit B (the “General Assignment and Bill of Sale”);

(b) Intellectual Property Assignments. A patent assignment (the “Patent Assignment”) substantially in the form attached hereto as Exhibit C, for all of the Patents included in the Pfizer Assigned IP Rights;

(c) Patent and Know-How License Agreement. A patent and know-how license agreement, substantially in the form attached hereto as Exhibit D, pursuant to which, in part, (i) the Pfizer Parties will grant certain non-exclusive and exclusive licenses to NewCo under the Group 3 Pfizer IP Rights and certain other Intellectual Property Rights of Pfizer, and (ii) NewCo will grant certain non-exclusive and exclusive licenses to the Pfizer Parties under certain of the Intellectual Property Rights of NewCo (the “Patent and Know-How License Agreement”);

(d) Transition Services Agreement. A transition services agreement, substantially in the form attached hereto as Exhibit E (the “Transition Services Agreement”), obligating the Pfizer Parties and certain of their Affiliates to provide certain transition services to NewCo and certain of its Affiliates for the period following the Closing set forth therein;

(e) Investors’ Rights Agreement. A shareholder rights agreement among Pfizer, NewCo and the Other Investors, substantially in the form attached hereto as Exhibit F (the “Investors’ Rights Agreement”);

(f) Preferred Stock Purchase Agreement. A preferred stock purchase agreement among Pfizer, NewCo, the Other Investors, and the Founders substantially in the form attached hereto as Exhibit H-1, provided that if Gilead Sciences, Inc. or its Affiliate enters into an Equity Commitment Letter with respect to a funding commitment of [***] prior to Closing, such preferred stock purchase agreement shall be in the form attached hereto as Exhibit H-2 (in either case, the “Preferred Stock Purchase Agreement”);

(g) Right of First Refusal and Co-Sale Agreement. A right of first refusal and co-sale agreement among Pfizer, NewCo, the Other Investors and the Founders, substantially in the form attached hereto as Exhibit I (the “Right of First Refusal and Co-Sale Agreement”).

(h) Voting Agreement. A voting agreement among Pfizer, NewCo, the Other Investors and the Founders, substantially in the form attached hereto as Exhibit J (the “Voting Agreement”).

(i) Books and Records. The Books and Records;

(j) FIRPTA Documentation. From each of Pfizer and Rinat Neuroscience Corp., a duly executed certificate of non-foreign status, dated as of the Closing Date, in form and substance reasonably satisfactory to NewCo, and conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2), stating that each of Pfizer and Rinat Neuroscience Corp. is not a “foreign person” as defined in Section 1445 of the Code;

(k) Form W-9. From each of Pfizer and Rinat Neuroscience Corp., an original, properly completed and duly executed IRS Form W-9 (Rev. November 2017) executed on behalf of Pfizer and Rinat Neuroscience Corp., as applicable, by a duly authorized representative; and

(l) Certificate of Representations and Warranties. A certificate executed on behalf of Pfizer by an officer of Pfizer, certifying as to the matters in Section 11.1(a).

4.3 Deliveries by NewCo. At the Closing, NewCo shall deliver the following items, duly executed by NewCo as applicable:

(a) Consideration. The Equity Consideration;

(b) General Assignment and Bill of Sale. The General Assignment and Bill of Sale;

(c) Patent Assignment. The Patent Assignment;

(d) Patent and Know-How License Agreement. The Patent and Know-How License Agreement;

(e) Transition Services Agreement. The Transition Services Agreement;

(f) Investors’ Rights Agreement. The Investors’ Rights Agreement;

(g) Preferred Stock Purchase Agreement. The Preferred Stock Purchase Agreement;

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(h) Right of First Refusal and Co-Sale Agreement. The Right of First Refusal and Co-Sale Agreement;

(i) Voting Agreement. The Voting Agreement; and

(j) Certificate of Representations and Warranties. A certificate executed on behalf of NewCo by an officer of NewCo, certifying as to the matters in Section 11.2(a).

ARTICLE 5

MILESTONES, ROYALTIES AND OTHER FINANCIAL OBLIGATIONS

5.1 Post-Closing Financial Obligations.

(a) Payments Upon Regulatory Approval. Subject to the remainder of this Section 5.1(a), on a Pfizer Target-by-Pfizer Target basis, NewCo will pay Pfizer the amounts set forth below within [***] days following the first occurrence of the event described in row (i), (ii), (iii) or (iv) of Table A, as applicable (such event, a “Milestone Event”) that is achieved by NewCo or any of its Affiliates or any Sublicensee (each amount, a “Milestone Payment”).

Table A: Milestone Events and Payments

	Event	Milestone Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Each of the Milestone Payments set forth in Table A above will be payable only once for each applicable Pfizer Target (if at all), irrespective of how many Products Targeting such

[***] = CONFIDENTIAL TREATMENT REQUESTED

Pfizer Target achieve the applicable Milestone Event. For clarity, no payments are due hereunder for any CD52 Product.

(b) Sales Milestone Payments. On a Pfizer Target-by-Pfizer Target basis, other than for Early Stage Targets (i.e., for all Developed Pfizer Targets, the ROR1 Target and the CD19 Target), NewCo will pay Pfizer the following one-time payments (each, a “Sales Milestone Payment”) when aggregate Territory Annual Net Sales of all Products Targeting such Pfizer Target (other than an Early Stage Target), in any Calendar Year during the Term (the “Total Annual Net Sales”) first reach the respective thresholds indicated below for the [***] such Pfizer Targets for which such threshold is achieved:

Table B: Sales Milestone Payments

Total Annual Net Sales	Sales Milestone Payment
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]

NewCo will make any Sales Milestone Payment payable with respect to a Calendar Year within [***] days after the end of the applicable Calendar Year, and such payment will be accompanied by a report identifying the applicable Pfizer Target and applicable Products, the Annual Net Sales of such Products, and the amount payable to Pfizer under this Section 5.1(b). Each of the Sales Milestone Payments set forth in Table B above will be payable one time only for each applicable Pfizer Target, regardless of the number of times the corresponding Total Annual Net Sales levels are achieved with respect to such Target. In the event more than one of the Total Annual Net Sales levels set forth in Table B above are achieved in the same Calendar Year, each applicable Sales Milestone Payment will become due and payable to Pfizer. For clarity, no sales based milestone payments will be payable with respect to any Products Targeting any Early Stage Target, or with respect to CD52 Products.

(c) Royalty Payments.

(i) Royalties for Products Targeting CD19 and ROR1 Targets. On a Product-by-Product and country-by-country basis, NewCo will pay Pfizer royalties equal to [***] percent ([***]%) of Annual Net Sales of Products Targeting the CD19 Target or the ROR1 Target during the applicable Royalty Term for each such Product in such country, subject to adjustment as provided under Section 5.1(c)(iv).

(ii) Royalties for Royalty-Bearing Products. On a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, NewCo will pay Pfizer royalties for each Royalty-Bearing Product (other than Products

[***] = CONFIDENTIAL TREATMENT REQUESTED

Targeting the CD19 Target and the ROR1 Target, which are addressed under subsection (i) above), on a tiered marginal royalty rate basis as set forth below (the “Marginal Royalty Rates”) based on the annual aggregate Royalty Territory-wide Net Sales of such Royalty-Bearing Product during each Calendar Year of the applicable Royalty Term for each such Royalty-Bearing Product in such country (each, the “Annual Net Sales”), subject to adjustment as provided under Section 5.1(c)(iv):

Table C: Marginal Royalty Rates

Annual Net Sales of a Royalty-Bearing Product	Marginal Royalty Rate (% of Annual Net Sales)
Annual Net Sales above $[***], up to $[***] million	[	***]%
Annual Net Sales including and above $[***], up to $[***]	[	***]%
Annual Net Sales including and above $[***]	[	***]%

Each Marginal Royalty Rate set forth in Table C above will apply only to that portion of the Net Sales of such Royalty-Bearing Product in the Territory during a given Calendar Year that falls within the indicated range.

(iii) Royalties for Other Royalty-Bearing Products. On an Other Royalty-Bearing Product-by-Other Royalty-Bearing Product and country-by-country basis, NewCo will pay Pfizer royalties equal to [***] percent ([***]%) of Net Sales of Other Royalty-Bearing Products during the applicable Royalty Term for each such Other Royalty-Bearing Product in such country in the Territory.

(iv) Adjustments.

(A) Third Party Intellectual Property. Except with respect to any amounts payable by NewCo under Section 2.6 of the Patent and Know-How License Agreement or any amounts payable to Ablexis, LLC, Aliva Biopharmaceuticals, Inc. or any Affiliate thereof pursuant to the Ablexis Agreement or any new agreement entered into with respect to the Ablexis Antibodies, NewCo shall have the right to offset up to [***] percent ([***]%) of the royalty payments actually paid to a Third Party by NewCo, its Affiliates, or its Sublicensees on the sales of a Royalty-Bearing Product in a country in the Royalty Territory with respect to any license to intellectual property owned or controlled by such Third Party that is necessary or useful for development, manufacture, use or sale of such Royalty-Bearing Product in such country in the Royalty Territory against royalties otherwise payable by NewCo to Pfizer under subsection (i) or (ii) above for such Royalty-Bearing Product in such country; provided, however, that the maximum reduction under this subsection (A) in the amount of royalties otherwise payable hereunder for such Royalty-Bearing Product shall be capped at

[***] = CONFIDENTIAL TREATMENT REQUESTED

(B) [***] percent ([***]%), subject to subsection (B) below. If, but for the proviso in the preceding sentence, the calculation of any deduction hereunder would have the effect of reducing a royalty payment made by NewCo by more than [***] percent ([***]%), then such deduction amount in excess of [***] percent ([***]%) will be applied to one or more subsequent royalty payments until the full amount that NewCo would have been entitled to deduct with respect to such deduction (absent the foregoing limitation) is deducted. Prior to applying any offset under this Section 5.1(c)(iv)(A), NewCo shall inform Pfizer in advance that amounts paid to a Third Party will be so offset against royalties owed to Pfizer in consideration for a license to intellectual property owned or controlled by such Third Party for the development, manufacture, use or sale of the applicable Royalty-Bearing Product in the applicable country.

(C) Non-Exclusive Group 3 Patents, Non-Exclusive Know-How Patents, Non-Exclusive Group 3 Know-How. If a Royalty-Bearing Product is (1) not Covered by a Valid Claim of any Assigned Patent, Key Assigned Contract Patent, Exclusive Group 3 Patent, Exclusive Know-How Patent or an Arising Patent that is an Arising Patent under clause (b) of the “Arising Patent” definition in Section 1.1 (with respect to an Assigned Patent or Exclusive Group 3 Patent) and (2) does not incorporate and is not made, discovered, developed or derived from the use of Exclusive Group 3 Know-How, or any Know-How included in the Pfizer Assigned IP Rights, then, notwithstanding Section 5.1(c)(ii), the royalty rate payable by NewCo for such Product under this Agreement shall be, on a country-by-country basis, equal to [***] percent ([***]%) of Net Sales of such Royalty-Bearing Product during the applicable Royalty Term in such country.

(D) Floor. The royalty rates set forth in Sections 5.1(c)(i) and (ii) may not be reduced for a given country in the Royalty Territory by application of the adjustments set forth in Section 5.1(c)(iv)(A) in the aggregate to less than the greater of (1) [***] percent ([***]%) of Net Sales and (2) [***] percent ([***]%) of the applicable royalty rate of Net Sales set forth in Sections 5.1(c)(i) or (ii).

(v) Third Party Payment Obligations. NewCo will be solely responsible for all obligations (including any milestone, royalty or other obligations that relate to the Products) under the Assigned Contracts arising as of or after the Closing Date and NewCo’s other existing or future agreements with Third Parties. For the avoidance of doubt, no such obligations under the Assigned Contracts may be offset pursuant to Section 5.1(c)(iv) against royalties or any other payments owed to Pfizer under this Agreement.

(d) Reports and Payments.

(i) Royalty Statements and Payments. Within [***] days of the end of each Calendar Quarter, NewCo will deliver to Pfizer a report setting forth, for such Calendar Quarter, the following information, on a Product-by-Product, Target-by- Target, country-by-country and Territory-wide basis: (A) Net Sales of each Product for each Target, (B) the type of permitted deductions from

[***] = CONFIDENTIAL TREATMENT REQUESTED

(ii) gross sales to determine Net Sales and the total amount of such deductions; (C) the calculation of the royalties due to Pfizer for such Calendar Quarter, and (D) the royalty due hereunder for the sale of each such Product. NewCo will remit to Pfizer the total royalty due for the sale of all Products during the applicable Calendar Quarter at the time each such report is delivered.

(iii) Currency. As applicable, Net Sales that are recorded in local currencies other than United States dollars will be translated into United States dollars in a manner consistent with NewCo’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.

(iv) Blocked Currency. If by applicable Law in a country or region, conversion into United States dollars or transfer of funds of a convertible currency to the United States becomes restricted, forbidden or substantially delayed, then NewCo shall promptly notify Pfizer and, thereafter, amounts accrued in such country or region shall be paid to Pfizer (or its designee) in such country or region in local currency by deposit in a local bank designated by Pfizer and to the credit of Pfizer.

(v) Method of Payment. Each payment hereunder will be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Pfizer’s election, to such bank account as Pfizer will designate in writing to NewCo at least [***] days before the payment is due.

(vi) Late Payments. Interest on any late payment by NewCo shall accrue from the date such payment was originally due at a rate equal to [***] percent ([***]%) above the prime rate of interest as reported in the Wall Street Journal on the date payment was due. Such interest shall be computed on the basis of a year of 360 days for the actual number of days payment is delinquent.

(vii) Record Keeping. NewCo will keep and will cause its Affiliates, licensees and Sublicensees to keep, books and accounts of record in connection with the sale of Products in sufficient detail to permit accurate determination of all figures necessary for verification of royalties and Sales Milestone Payments to be paid hereunder. NewCo and its Affiliates will maintain such records for a period of at least [***] years after the end of the Calendar Quarter in which they were generated, or such longer period as is required by applicable Law.

(viii) Audits. Upon [***] days prior notice from Pfizer, NewCo will permit, and will cause its Affiliates and Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Pfizer and reasonably acceptable to NewCo, to examine, at Pfizer’s sole expense, the relevant books and records of NewCo, its Affiliates and Sublicensees who are Sellers for the sole purpose of verifying the amounts reported by NewCo in accordance with Section 5.1 and the payment of royalties and Sales Milestone

[***] = CONFIDENTIAL TREATMENT REQUESTED

(ix) Payments hereunder. An audit by Pfizer under this Section 5.1(d)(viii) will occur not more than once in any Calendar Year and will be limited to the pertinent books and records for any Calendar Year ending not more than [***] years before the date of the request. The accounting firm will be provided access to such books and records at the facility(ies) of NewCo, its Affiliates or Sublicensees, as applicable, where such books and records are normally kept and such examination will be conducted during normal business hours. NewCo or the applicable Sublicensee may require the accounting firm to sign a reasonably acceptable non-disclosure agreement before providing the accounting firm with access to facilities or records. Upon completion of the audit, the accounting firm will provide both Pfizer and NewCo a written report disclosing any discrepancies in the reports submitted by NewCo or the royalties or Sales Milestone Payments paid by NewCo, and, in each case, the specific details concerning any discrepancies. Such accounting firm shall not disclose NewCo’s Confidential Information to Pfizer, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by NewCo in accordance with Section 5.1 or the amount of payments by NewCo under this Agreement, in which case Pfizer’s obligations with respect to such Confidential Information shall be subject to Section 9.6.

(x) Underpayments/Overpayments. If such accounting firm concludes that additional royalties or Sales Milestone Payments were due to Pfizer, then NewCo will pay to Pfizer the additional royalties or Sales Milestone Payments within [***] days of the date NewCo receives such accountant’s written report. Further, if the amount of such underpayments exceeds more than [***percent ([***]%) of the amount that was properly payable to Pfizer, then NewCo will reimburse Pfizer for Pfizer’s reasonable documented out-of-pocket costs in connection with the audit. If such accounting firm concludes that NewCo overpaid royalties or Sales Milestone Payments to Pfizer, then such overpayments will be credited against future amounts payable by NewCo to Pfizer under this Section 5.1, or, if no further payments are to be made to Pfizer under this Agreement, Pfizer shall promptly repay such overpayment.

(xi) Confidentiality. Notwithstanding any provision of this Agreement to the contrary all reports and financial information of NewCo or its Affiliates’ Sublicensees which are provided to or subject to review by Pfizer under this Section 5.1 will be deemed to be NewCo’s Confidential Information and subject to the provisions of Section 9.6.

5.2 Diligence and Post-Closing Obligations.

(a) Generally. Subject to Section 5.2(b) below, NewCo will have sole authority over and control of the development, manufacture, seeking and obtaining Regulatory Approval and commercialization of Products in the Territory and will retain final decision-making authority with respect thereto.

(b) Diligence.

[***] = CONFIDENTIAL TREATMENT REQUESTED

(i) Development and Regulatory Approval. NewCo shall use Commercially Reasonable Efforts to develop, and to file for and seek to obtain Regulatory Approval for Royalty-Bearing Products in and for the United States and for Royalty-Bearing Products other than the Servier Products, the European Union (including for such purpose, the United Kingdom), which such obligation shall remain in effect until the tenth anniversary of the Closing Date.

(ii) Commercialization. On a Product-by-Product and country-by-country basis, NewCo will use Commercially Reasonable Efforts to commercialize each Product in each country in the applicable Royalty Territory in which Regulatory Approval for such Product has been obtained.

(iii) Compliance with Law and Procedures. NewCo will perform all development, Regulatory Approval and commercialization activities relating to Products in compliance with all applicable Laws.

(iv) Diligence Reports.

(A)

NewCo shall deliver to Pfizer a written report summarizing material development and Regulatory Approval activities undertaken by or on behalf of NewCo with respect to the Products and Purchased Programs and a reasonably detailed summary of all results and data stemming from such development activities (each, a “Development Update”). NewCo shall deliver such Development Updates (x) within [***] days of the end of each Calendar Quarter during the period from the Closing Date until [***] anniversary of the Closing Date; and (y) every [***] thereafter until Regulatory Approval of the first Product, and (z) [***], thereafter, until [***] anniversary of such initial Regulatory Approval.

(B)

Beginning on or before January 1 of the Calendar Year following the Calendar Year in which Regulatory Approval of the first Product is received, NewCo shall provide written reports to Pfizer on an annual basis, summarizing material commercial activities undertaken by or on behalf of NewCo with respect to such Product and any other Products.

(C)

Upon at least [***] days’ notice from Pfizer, NewCo shall arrange for representatives of NewCo to meet in person with Pfizer, no more than [***] per twelve (12) month period and following delivery of any of the above reports, to discuss the contents of such report and any prior report.

[***] = CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PFIZER

Subject to the terms of this Agreement and except as set forth in the corresponding sections or subsections of the disclosure schedules attached hereto, Pfizer represents and warrants to NewCo as of the date of this Agreement as follows:

6.1 Organization. Pfizer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the other Pfizer Parties is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization. Each Pfizer Party is duly qualified or licensed, and has, or has a license to, all Governmental Approvals necessary, to do business and is in good standing (where such concept is recognized under applicable Law) and authorized to do business under the Laws in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so qualified or licensed or to have such power, authority or approvals or be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.2 Power and Authority Relative to this Agreement.

(a) Each Pfizer Party has the requisite corporate or limited liability company power and authority to carry out the provisions of this Agreement and/or the other Transaction Agreements, as applicable. The execution, delivery and performance of this Agreement and the other Transaction Agreements, as applicable, by each Pfizer Party and the consummation of the Transactions have been duly and validly authorized by each Pfizer Party’s board of directors (or similar governing body).

(b) This Agreement has been duly and validly executed and delivered by Pfizer and is enforceable against Pfizer in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

(c) As of the Closing, each of the other Transaction Agreements to which a Pfizer Party is a party will have been duly and validly executed and delivered by such applicable Pfizer Party and will be enforceable against such Pfizer Party in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Consents; No Violation.

(a) Other than as set forth on Schedule 6.3, no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by the Pfizer Parties of the Transactions other than such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings (i) as have already been obtained or (ii) the failure of which to be obtained would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The execution and delivery by the Pfizer Parties of this Agreement and the other Transaction Agreements, as applicable, does not, and the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Key Assigned Contract or other Assigned Contract binding upon any Pfizer Party by which or to which any of the Purchased Assets are bound or subject, or result in the creation of Liens, other than Permitted Liens, in each case, upon any of the Purchased Assets or the conduct of the Purchased Programs, (ii) conflict with or result in any violation of any provision of the respective Organizational Documents of any Pfizer Party or (iii) violate any applicable Laws to which any Pfizer Party is subject, except as, with respect to clause (i) or (iii), would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4 Permits. Schedule 6.4 describes (a) each material Permit held by a Pfizer Party in connection with such Pfizer Party’s operation of the Purchased Programs (the “Purchased Programs Permits”), and (b) the Governmental Authority responsible for issuing such Purchased Programs Permit. All Purchased Programs Permits are valid and in full force and effect, and are not subject to any administrative or judicial Proceeding that would reasonably be expected to result in any modification, termination or revocation thereof and, to the knowledge of the Pfizer Parties, no suspension or cancellation of any such Purchased Programs Permit is threatened by a Governmental Authority in writing. The Pfizer Parties are in compliance in all material respects with the terms and requirements of all Purchased Programs Permits.

6.5 Compliance with Laws.

(a) The Pfizer Parties are in compliance in all material respects with all Laws, including Regulatory Laws, and Governmental Approvals applicable to the conduct of the Purchased Programs as conducted as of the date of this Agreement, including the nonclinical and clinical testing, manufacture, storage, distribution, marketing, pricing, packaging, labeling and sale of the Products in the United States, as applicable. All such Governmental Approvals are valid and in full force and effect without any contingency, restriction or limitation other than which would immaterially impair the conduct of the Purchased Programs.

(b) The Pfizer Parties are in compliance in all material respects with all Orders of any Governmental Authority to which they are subject, including any corporate integrity agreement, including all programmatic, operational and reporting requirements, in each case, applicable to the Purchased Programs, the Purchased Assets or the Assumed Liabilities.

(c) Since January 1, 2016, neither the Pfizer Parties nor, to the knowledge of the Pfizer Parties, any employee or contractor of the Pfizer Parties, has made any voluntary or self-disclosure to any Governmental Authority regarding any potential non-compliance in any material respect with any Governmental Approval, Orders of any Governmental Authority, or Law, in each case applicable to the Purchased Programs, the Purchased Assets or the Assumed Liabilities.

(d) Neither Pfizer nor any of its Affiliates, nor any of its or their respective officers or employees (i) has made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority responsible for enforcement or oversight with respect to healthcare Laws with respect to the development of any Product, (ii) has failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority responsible for enforcement or oversight with respect to healthcare Laws with respect to the development of any Product, or (iii) committed an act, made a statement, or failed to make a statement with respect to the development of any Product that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies outside the United States.

(e) No Pfizer employee or, to Pfizer’s knowledge, any agent who worked on the development or manufacture of any Product has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. No Pfizer employee or, to Pfizer’s knowledge, any agent who worked on the development or manufacture of any Product has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under 21 U.S.C. Section 335a or any similar state Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state Law.

6.6 Absence of Certain Changes. Since December 31, 2017, (a) no event has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect, (b) the Purchased Programs have been conducted in the ordinary course of business in all material respects and (c) except as set forth on the disclosure schedules attached hereto, there has not been any:

(i) Sale, lease or other disposition of any Purchased Asset, other than in the ordinary course of business, or the creation of any Lien on any Purchased Asset, except for Permitted Liens;

(ii) Termination of any Key Assigned Contract;

(iii) Increase by the Pfizer Parties of the salaries, bonuses or other compensation to any Prospective Employee, other than in the ordinary course of business;

(iv) Adoption of, amendment to or increase in the payments to or benefits under any Covered Benefit Plan in which any of the Prospective Employees participates, other than in the ordinary course of business; or

(v) Contract by Pfizer to do any of the foregoing.

6.7 Tax Matters.

(a) Each Pfizer Party has prepared and timely filed (taking into account any valid extension of time within which to file) all income Tax Returns and all other material Tax Returns required to be filed by it in respect of the Purchased Programs, the Purchased Assets, and the Transferred Employees, and all such Tax Returns are true, complete and accurate in all material respects. No extension of time within which to file any such Tax Returns that has not been filed has been requested or granted, other than such extensions filed in the ordinary course of business.

(b) Each Pfizer Party has timely paid all material amounts of all Taxes due, payable and owing by it (whether or not shown on any Tax Return), except for such Taxes for which adequate reserves have been established, in respect of the Purchased Programs, the Purchased Assets, and the Transferred Employees.

(c) Each Pfizer Party has complied in all material aspects with all applicable Laws relating to the payment, collection, withholding and remittance of material amounts of all Taxes (including information reporting requirements in respect thereof) in respect of the Purchased Programs, the Purchased Assets, and the Transferred Employees, including with respect to payments made to or received from any employee, independent contractor, creditor, customer, stockholder or other Third Party.

(d) None of the Pfizer Parties has waived or extended any statute of limitations with respect to material amounts of Taxes or agreed to any extensions of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, in each case in respect of any Purchased Program, Purchased Asset, or Transferred Employee.

(e) No deficiencies or proposed assessments for material amounts of Taxes in respect of the Purchased Programs, the Purchased Assets, or the Transferred Employees have been claimed, proposed or assessed by any Governmental Authority in writing except for deficiencies which have been fully satisfied by payment, settled or withdrawn.

(f) There are no audits, suits, examinations, investigations or other Proceedings pending or threatened in writing in respect of material amounts of any Taxes or material Tax matters in respect of any of the Purchased Programs, the Purchased Assets, or the Transferred Employees. None of the Pfizer Parties has received a written ruling from any Tax Authority in respect of any Purchased Program, Purchased Asset, or Transferred Employee. There are no Liens for Taxes on any of the Purchased Programs or Purchased Assets other than statutory liens for current Taxes not yet due and payable.

(g) None of the Pfizer Parties (i) is a party to any agreement or arrangement relating to the sharing, indemnification or allocation of any Tax or Tax asset (other than

(A) an agreement or arrangement solely between or among Pfizer, and/or any other Affiliate of Pfizer and (B) any Tax sharing, indemnification or allocation provisions in agreements entered into in the ordinary course of business and not primarily relating to Taxes) or (ii) has any Liability for Taxes of any person (other than the Pfizer and/or any other Affiliate of Pfizer) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Law), as transferee, successor, by contract, or otherwise.

(h) None of the Pfizer Parties has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Law).

(i) None of the Purchased Assets is a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations thereunder other than Purchased Assets that are owned and transferred by Pfizer Parties that are not “foreign persons” within the meaning of Section 1445 of the Code (and each such Pfizer Party has delivered a duly executed non-foreign affidavit in accordance with Section 4.2(j)).

(j) No claim has been made by a Tax Authority in writing in a jurisdiction where a Pfizer Party does not file Tax Returns in respect of any Purchased Program, Purchased Asset, or Transferred Employee, that such Pfizer Party is or may subject to taxation by that jurisdiction in respect of such Purchased Program, Purchased Asset, or Transferred Employee.

(k) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event (whether contingent or otherwise) will, with respect to any Prospective Employee, result in the payment of any “parachute payment” (within the meaning of Section 280G of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.

Notwithstanding any other provision of this Agreement, (i) the representations and warranties contained in this Section 6.7 constitute the sole and exclusive representations and warranties of the Pfizer Parties in this ARTICLE 6 relating to any Taxes or Tax Returns and (ii) nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Pfizer Parties for taxable periods (or portions thereof) beginning after the Closing Date.

6.8 Prospective Employees; Employee Benefits.

(a) The Pfizer Parties have provided to NewCo an accurate and complete list as of the Effective Date of: (i) the job title, full or part-time status, business unit, base compensation, target bonus percentage, fringe benefits, eligibility for equity, hire date, status as exempt or non-exempt (under applicable overtime regulations), and location of all current employees who NewCo will be obligated to offer employment to pursuant to

Article 10 (the “Prospective Employees”). As of the Effective Date, no Prospective Employee is on a leave of absence of any kind. As of the date hereof, no Prospective Employee has given notice to any of the Pfizer Parties of such employee’s termination of employment or request for a leave of absence. To the knowledge of the Pfizer Parties, no Prospective Employee intends to terminate his or her employment with any of the Pfizer Parties or request or take a leave of absence prior to the Effective Date, or intends to terminate his or her employment with NewCo within six (6) months following the Effective Date.

(b) The Pfizer Parties are currently, and for the past three (3) years, have been, in material compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health with respect to the Prospective Employees. There are no Proceedings pending or, to the knowledge of the Pfizer Parties, threatened, between any of the Pfizer Parties and any of the Prospective Employees before any Governmental Authority. To the knowledge of the Pfizer Parties, no Prospective Employee is in material violation of any (i) employment, non-disclosure, confidentiality or consulting agreement with any of the Pfizer Parties, or (ii) non-competition agreement, non-solicitation agreement, non-disclosure agreement or similar restrictive covenant with a former employer relating to the right of any such Person to be employed by or provide services to the Pfizer Parties because of the nature of the business conducted or presently proposed to be conducted by the Pfizer Parties.

(c) No Prospective Employee is represented by a labor union or other employee representative body, and, to the knowledge of the Pfizer Parties, there are no activities or proceedings filed by any labor union or other employee representative body as of the date hereof to organize any of the Prospective Employees.

(d) Schedule 6.8(d) contains an accurate and complete list of all Pfizer Benefit Plans (i)(A) under which any Prospective Employee or any beneficiary thereof participates and (B) where, pursuant to ARTICLE 10 hereof, NewCo is either agreeing to provide similar benefits under a NewCo benefit plan or assume any costs arising under any such Pfizer Benefit Plan; or (ii) under which NewCo or any of its Affiliates would reasonably be expected to have any material Liability (each such plan, a “Covered Benefit Plan”). With respect to each Covered Benefit Plan in which any Prospective Employee currently participates, the Pfizer Parties have made available to NewCo complete and accurate copies of the following: (i) in the case of any Covered Benefit Plan that is a severance plan (including the Pfizer Separation Plan), the plan document and all amendments thereto; (ii) in the case of any Covered Benefit Plan not identified in clause (i) a summary of the material terms thereof or a copy of the most recent summary plan description; and (iii) if applicable, the most recent determination or opinion letter received from the IRS. No Covered Benefit Plan is maintained, sponsored, contributed to, or required to be contributed to by the Pfizer Parties primarily for the benefit of employees outside of the United States.

(e) Each Covered Benefit Plan has been maintained, funded and administered in compliance with its own terms and in compliance in all material respects with the provisions of applicable Laws, including ERISA and the Code. No Covered Benefit Plan which is a defined benefit plan had, as of the most recent measurement date, an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, that was less than 80%. No Covered Benefit Plan has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code.

(f) Each Covered Benefit Plan that is intended to qualify under Section 401(a) of the Code is subject to a favorable determination or opinion letter from the IRS and, to the knowledge of the Pfizer Parties, no act or omission has occurred that would reasonably be expected to adversely affect the qualified status of any such Covered Benefit Plan.

(g) Other than as set forth on Schedule 6.8(g), no Prospective Employee participates in any Covered Benefit Plan that is: (i) a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(4) of ERISA; or (ii) a benefit plan that is subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code.

(h) Other than as set forth on Schedule 6.8(h) or as provided in ARTICLE 10, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event (whether contingent or otherwise) will, with respect to any Prospective Employee: (i) result in any payment or benefit becoming payable, or required to be provided, by any of the Pfizer Parties to any such individual (other than payment of earned and unpaid wages, accrued vacation or paid time off in connection with the termination of any Transferred Employee by a Pfizer Party in connection with the Closing); (ii) result in the forgiveness of any indebtedness of any such individual; or (iii) increase the amount of any benefit or compensation otherwise payable or required to be provided, by any of the Pfizer Parties to any such individual; or (iv) result in the acceleration of the vesting or timing of payment of any compensation or benefits payable by any of the Pfizer Parties to or in respect of any such individual.

(i) Other than the Prospective Employees, there are no employees of any of the Pfizer Parties, and there are no employees of any of the Pfizer Parties who are employed outside of the United States, who are wholly or mainly assigned to the Purchased Programs or dedicate a material percentage of his or her services to the Purchased Programs.

(j) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 6.6(c)(iv), Section 6.7, this Section 6.8, Section 6.9(k)-(l) and Section 6.13(e) constitute the sole and exclusive representations and warranties relating to employees and employee benefit plans.

6.9 Intellectual Property.

(a) With respect to the Pfizer Assigned IP Rights, Schedule 6.9 sets forth, in each case as of the date hereof, an accurate and complete list of all U.S. and foreign: (i) Patents including the patent number or application serial number for each jurisdiction in which the Patent has been filed, the date filed or issued; (ii) applications and registrations for Trademarks, including the application serial number or registration number, for each country, province and state; (iii) domain names; and (iv) registered Copyrights applications and registrations, including the number and date of registration for each country, province and state, in which a Copyright has been registered (clauses (i) through (iv), collectively the “Purchased Programs Registered Intellectual Property”).

(b) No exclusive licenses of any Pfizer Assigned IP Rights, any Group 3 Pfizer IP Rights, or, to Pfizer’s knowledge, no exclusive licenses of any Key Assigned Contract Patent, are granted by Pfizer Parties to Third Parties.

(c) The issued patents included in the Pfizer Assigned IP Rights and the Group 3 Pfizer IP Rights and to Pfizer’s knowledge, in the Key Assigned Contract Patents, are in effect and subsisting.

(d) Immediately prior to the Closing Date, the Pfizer Parties will be (i) the sole and exclusive owner of the Pfizer Assigned IP Rights and the Group 3 Pfizer IP Rights, or (ii) the holder of a valid right or exclusive license to use the Pfizer Assigned IP Rights, which right or license may be assigned to NewCo hereunder without the consent of any Third Party or, if such consent is required, such consent will have been received prior to the Closing Date.

(e) The Pfizer Assigned IP Rights, the Group 3 Pfizer IP Rights and, to Pfizer’s knowledge, the Key Assigned Contract Patents, are free and clear of any Liens, other than Permitted Liens.

(f) To Pfizer’s knowledge, no person has infringed or is infringing any Pfizer Assigned IP Rights, Group 3 Pfizer IP Rights or Key Assigned Contract Patents, or has otherwise misappropriated or is otherwise misappropriating any Know-How within the Pfizer Assigned IP Rights or Group 3 Pfizer IP Rights.

(g) To Pfizer’s knowledge, there are no claims pending or threatened by the Pfizer Parties against any Person, nor have the Pfizer Parties sent any written notice to any Person, regarding actual or potential infringement, dilution, misappropriation or other unauthorized use of any Pfizer Assigned IP Rights, Key Assigned Contract Patents or Group 3 Pfizer IP Rights.

(h) As of the Closing Date, to Pfizer’s knowledge, (i) there are no adverse Third Party actions or claims pending against the Pfizer Parties by any Person in any court, arbitration or by or before any Governmental Authority or, to Pfizer’s knowledge, any written adverse Third Party allegations, in any such case to the effect that the manufacture, use, promotion, marketing or sale of the Products constitutes an infringement or misappropriation of the intellectual property rights of such Person, and (ii) none of the Pfizer Assigned IP Rights or Group 3 Pfizer IP Rights or any Key Assigned Contract Patent is involved in any litigation or inventorship challenge, reissue, interference, reexamination, inter partes review, opposition, cancellation proceeding, or other post-grant proceeding.

(i) Each of the Patents within the Pfizer Assigned IP Rights, Key Assigned Contract Patents, and Group 3 Pfizer IP Rights properly identifies, to Pfizer’s knowledge, each and every inventor of the claims thereof as determined in accordance with the law of the Territory in which such Patents with the Pfizer Assigned IP Rights, Key Assigned Contract Patents or Group 3 Pfizer IP Rights is issued or pending.

(j) To Pfizer’s knowledge, all material prior art of which the Pfizer Parties were aware during the pendency of any application currently in substantive prosecution relating to any issued patent in the Pfizer Assigned IP Rights, Key Assigned Contract Patents or Group 3 Pfizer IP Rights owned by a Pfizer Party was properly filed with the patent authorities in the territory in which such application was pending. For all Pfizer Assigned IP Rights, Group 3 Pfizer IP Rights and, to Pfizer’s knowledge, the Key Assigned Contract Patents, the Pfizer Parties have met their duty of candor as and if required under 37 C.F.R. 1.56 and complied with analogous Law outside the United States requiring disclosure of references.

(k) Each current and former employee and individual contractor of the Pfizer Parties who is or was involved, to Pfizer’s knowledge, in the creation or development of any Pfizer Assigned IP Rights or Group 3 Pfizer IP Rights owned by a Pfizer Party has executed and delivered (and to the Pfizer Parties’ knowledge, is in compliance with) an employment or consulting agreement containing nondisclosure, assignment, and non-solicitation provisions.

(l) To Pfizer’s knowledge, none of the Prospective Employees is obligated under any agreement, commitment, judgment, decree or order that would materially conflict with the Purchased Programs as conducted. The Pfizer Parties are not using, and, to Pfizer’s knowledge, it will not be necessary to use, in connection with the Purchased Programs (i) any inventions of any of their past or present employees or individual contractors made prior to or outside the scope of their employment or consulting agreement by the Pfizer Parties that have not been assigned, licensed or otherwise transferred to a Pfizer Party or (ii) any confidential information or trade secret of any former employer of any such employee or contractors that has not been assigned, licensed or otherwise transferred to a Pfizer Party.

6.10 Purchased Assets.

(a) The Pfizer Parties are the sole and exclusive owners of and have good and valid title to, or valid and subsisting leasehold interests in, all of the Purchased Assets constituting tangible personal property other than Permitted Liens. The Pfizer Parties have all requisite corporate power and authority to conduct and carry on the Purchased Programs as they are now being conducted.

(b) The Purchased Assets, the Intellectual Property Rights licensed pursuant to the Key Assigned Contracts and the Group 3 Pfizer IP Rights, together with any of the rights and licenses granted or provided to NewCo pursuant to the Patent and Know-How License Agreement and the services to be provided under the Transition Services Agreement, as well as the transactions contemplated hereby and thereby, constitute in the aggregate all the assets necessary to conduct the Purchased Programs in substantially the same manner in all material respects as conducted as of the Effective Date.

6.11 Investigations; Litigation. Since January 1, 2016 (a) there have been no material Proceedings relating to potential breaches, misappropriations or other violations of Law pending, alleged or, to the knowledge of Pfizer, threatened with respect to any Pfizer Party and (b) there have been no material Orders of any Governmental Authority imposed upon any Pfizer Party, in each case with respect to the Purchased Programs or the Transactions.

6.12 Inventory. The Purchased Inventory consists of a quality and quantity usable in the ordinary course of business consistent with past practice except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (a) are not excessive in light of the normal operating requirements of the Purchased Programs and (b) are adequate for the conduct of the Purchased Programs in substantially the same manner in all material respects as conducted as of the Effective Date.

6.13 Assigned Contracts.

(a) The Pfizer Parties have made available to NewCo prior to the date of this Agreement a complete, legible and correct copy of each Assigned Contract as in effect on the date of this Agreement. None of the Pfizer Parties is in material breach of or default under the terms of any Assigned Contract and, to the knowledge of the Pfizer Parties, no other party to an Assigned Contract is in material breach of or default under the terms of any Assigned Contract, and there is no event occurring as a direct or reasonably foreseeable result of any Pfizer Party’s action or inaction or, to the knowledge of any Pfizer Party, through the action or inaction of any Third Party that with notice or the lapse of time or both would constitute a material breach of or default under the terms of any Assigned Contract. Each Assigned Contract is a legal, valid and binding obligation of the Pfizer Party that is party thereto and, to the knowledge of the Pfizer Parties, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

(b) Except as set forth in Schedule 6.13(b), no approval, consent or waiver of any Person is needed to continue any Assigned Contract in full force and effect following the consummation of the Transactions.

(c) None of the Pfizer Parties has received written notice from any Person since January 1, 2017 regarding any actual or alleged violation or breach of, or default under, any of the Assigned Contracts or stating that such Person intends to terminate, cancel or make any material change to any Assigned Contract, in each case that would be material to the conduct of the Purchased Programs taken as a whole. Other than as contemplated herein in connection with the Transactions, there are no pending renegotiations or amendments of any of the Assigned Contracts that would be material to the conduct of the Purchased Programs taken as a whole.

(d) The Purchased Programs as conducted by the Pfizer Parties as of the Effective Date do not rely upon or use rights under any Contract that has expired or been terminated that would be material to the Purchased Programs taken as a whole.

(e) The Pfizer Parties are not a party to, bound by or subject to any Contract exclusively relating to the Purchased Programs or the Purchased Assets that are material to the Purchased Programs taken as a whole, except for (i) the Assigned Contracts, (ii) any Contract for employment of Prospective Employees or Covered Benefit Plan, (iii) any Contract relating to the use or ownership of any real property and (iv) those Contracts described on Schedule 6.13(e).

6.14 Finders or Brokers. Other than Centerview Partners LLC, no Pfizer Party has retained any broker or finder or incurred any Liability for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transactions.

6.15 Accredited Investor. For purposes of the issuance of the Equity Consideration at Closing, Pfizer represents that it is an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933.

6.16 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 6 (including the related portions of the disclosure schedules attached hereto), the General Assignment and Bill of Sale, the Patent Assignment and Section 7 of the Patent and Know-How License Agreement, neither Pfizer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Pfizer, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Programs and the Purchased Assets furnished or made available to NewCo and its Representatives or as to the future revenue, profitability or success of the Purchased Programs.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF NEWCO

Subject to the terms of this Agreement and except as set forth in the corresponding sections or subsections of the disclosure schedules attached hereto, NewCo represents and warrants to Pfizer as of the date of this Agreement as follows:

7.1 Organization.

(a) NewCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Except as set forth on Schedule 7.1(a), NewCo is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on NewCo’s ability to consummate the Transactions.

(b) NewCo has made available to Pfizer prior to the date of this Agreement a true and complete copy of its certificate of incorporation and bylaws that are currently in effect (together, the “Initial NewCo Organizational Documents”). Prior to the Closing, NewCo shall have filed the Restated Certificate with the Delaware Secretary of State and amended and restated its bylaws (the “Restated Bylaws”) and at the Closing and immediately after the Closing, the Restated Certificate and the Restated Bylaws (together, the “Post-Closing NewCo Organizational Documents”) shall be in full force and effect and NewCo shall not be in violation of their provisions.

7.2 Capitalization.

(a) Immediately prior to the Closing, the authorized capital of NewCo shall consist, of:

(i) 20,000,000 shares of Common Stock, 5,000,000 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. NewCo holds no Common Stock in its treasury.

(ii) 11,743,987 shares of Class A Preferred Stock, par value $0.001, of which: (A) 7,557,990 shares have been designated Series A Preferred Stock; and (B) 4,185,997 shares have been designated Series A-1 Preferred Stock, none of which shall be issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Equity Consideration are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law. NewCo holds no Preferred Stock in its treasury.

(b) NewCo has reserved 1,000,000 shares of Common Stock for issuance to officers, directors, employees and consultants of NewCo pursuant to its 2017 Equity Incentive Plan duly adopted by NewCo’s board of directors and approved by NewCo’s stockholders (the “Stock Plan”), all of which remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. NewCo has furnished to Pfizer complete and accurate copies of the Stock Plan and forms of agreements to be used thereunder. Promptly following the Closing, the NewCo’s board of directors shall amend the Stock Plan to provide for a share reserve equal to 10% of the fully diluted capitalization of NewCo (including the 1,000,000 shares of Common Stock reserved for issuance pursuant to this Section 7.2(b)) as of the Closing.

(c) Schedule 7.2(c) sets forth the capitalization of NewCo immediately following the Closing including the number of shares of the following, if any: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Preferred Stock to be issued under the Preferred Stock Purchase Agreement, (B) the issuance of Preferred Stock pursuant to the Preferred Stock Purchase Agreement, (C) the rights provided in Section 4 of the Investors’ Rights Agreement, and (D) the securities and rights described in Schedule 7.2(c), as of the Closing, there will be no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from NewCo any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common

Stock or Preferred Stock. As of the Closing, all outstanding shares of the Common Stock and all shares of Common Stock underlying outstanding options will be subject to (i) a right of first refusal in favor of NewCo first, and the holders of the Class A Preferred Stock second, upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than 180 days following NewCo’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933.

(d) As of the Closing, none of NewCo’s stock purchase agreements or stock option documents will contain a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Stock Plan is not assumed in an acquisition. NewCo has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. NewCo has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e) 409A. NewCo believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which NewCo makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of NewCo, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

7.3 Subsidiaries. NewCo does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. NewCo is not a participant in any joint venture, partnership or similar arrangement.

7.4 Power and Authority Relative to this Agreement. All corporate action required to be taken by the NewCo’s Board of Directors and stockholders in order to authorize NewCo to enter into this Agreement and the Transaction Agreements, and to issue the Equity Consideration at the Closing and the Common Stock issuable upon conversion of the Equity Consideration, has been taken. All action on the part of the officers of the NewCo necessary for the execution and delivery of this Agreement and the Transaction Agreements, the performance of all obligations of NewCo under this Agreement and the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Equity Consideration has been taken. This Agreement and the Transaction Agreements, when executed and delivered by NewCo, shall constitute valid and legally binding obligations of NewCo, enforceable against NewCo in accordance with their respective terms, except as such enforcement may be subject to the Enforceability Exceptions.

7.5 No Consent. Other than as set forth on Schedule 7.5, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of NewCo in connection with the consummation by NewCo of the Transactions, except for (i) the filing of the Restated

Certificate, which will have been filed as of the Closing and (ii) filings pursuant to Regulation D of the Securities Act and applicable state securities laws, which will be made in a timely manner. The execution and delivery by NewCo of this Agreement and the other Transaction Agreements, as applicable, does not, and the consummation of the Transactions and compliance with the provisions hereof will not result in a violation or default of any provisions of the Initial NewCo Organizational Documents or the Post-Closing NewCo Organizational Documents.

7.6 Investigations; Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to NewCo’s knowledge, currently threatened: (i) against NewCo or any officer, director, Key Employee or Founder of NewCo; (ii) that questions the validity of this Agreement or the Transaction Agreements or the right of NewCo to enter into them, or to consummate the transactions contemplated by this Agreement or the Transaction Agreements; or (iii) to NewCo’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on NewCo’s ability to consummate the Transactions. Neither NewCo nor, to NewCo’s knowledge, any of its officers, directors, Key Employees or Founders is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors, Key Employees or Founders such as would affect NewCo). There is no action, suit, proceeding or investigation by NewCo pending or which NewCo intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to NewCo) involving the prior employment of any of the NewCo’s employees, their services provided in connection with NewCo’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

7.7 Finders or Brokers. NewCo has not retained any broker or finder or incurred any Liability for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transactions.

7.8 Solvency. Immediately after giving effect to the Transactions, NewCo shall be solvent and shall: (a) be able to pay its debts as they become due; and (b) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Pfizer or NewCo. In connection with the Transactions, NewCo has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

7.9 Funding. NewCo hereby represents and warrants that (i) on or before the Effective Date, NewCo shall have entered into the equity commitment letters with each of the Other Investors, which are attached hereto as Exhibit G (such letters, the “Equity Commitment Letters”), and pursuant to which the Other Investors have collectively committed to provide an aggregate of two hundred sixty-five million dollars ($265,000,000) of funding to NewCo on the terms and subject to the conditions set forth in the Equity Commitment Letters (the “Financing”), and (ii) that none of the Equity Commitment Letters has been amended, modified, terminated or withdrawn and that each of the Equity Commitment Letters is in full force and effect.

7.10 Valid Issuance of Shares. The Class A Preferred Stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Restated Certificate, the Restated Bylaws or the Financing Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a purchaser under the Preferred Stock Purchase Agreement. Assuming the accuracy of the representations of Pfizer in Section 4 of the Preferred Stock Purchase Agreement and subject to the filings described in the Voting Agreement, the Class A Preferred Stock will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Class A Preferred Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Restated Certificate, the Restated Bylaws or the Financing Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a purchaser under the Preferred Stock Purchase Agreement. Based in part upon the representations of Pfizer in Section 4 of the Preferred Stock Purchase Agreement and in the Voting Agreement, the Common Stock issuable upon conversion of the Class A Preferred Stock will be issued in compliance with all applicable federal and state securities laws.

7.11 Compliance with Other Instruments. NewCo is not in violation or default: (i) of any provisions of the Initial NewCo Organizational Documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the disclosure schedules attached hereto, or (v) to NewCo’s knowledge, of any provision of federal or state statute, rule or regulation applicable to NewCo. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either: (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of NewCo or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to NewCo.

7.12 Agreements; Actions.

(a) Except for the Transaction Agreements and this Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions to which NewCo is a party or by which it is bound that involve: (i) obligations (contingent or otherwise) of, or payments to, NewCo in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from NewCo, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit NewCo’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by NewCo with respect to infringements of proprietary rights, or (v) any other material restriction on the operation of NewCo’s business.

(b) NewCo has not: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of (a) and (b) of this Section 7.12, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons that NewCo has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) NewCo is not a guarantor or indemnitor of any indebtedness of any other Person.

7.13 Certain Transactions.

(a) Other than: (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by NewCo’s board of directors, and (iii) the purchase of shares of NewCo’s capital stock and the issuance of options to purchase shares of NewCo’s Common Stock, in each instance, approved in the written minutes or written consents of NewCo’s board of directors (previously provided to Pfizer and the Other Investors or their counsel), there are no agreements, understandings or proposed transactions between NewCo and any of its officers, directors, consultants, Founders or Key Employees, or any Affiliate thereof.

(b) NewCo is not indebted, directly or indirectly, to any of its directors, officers, Founders or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of NewCo’s directors, officers, Founders or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to NewCo or have any: (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of NewCo’s customers, suppliers, service providers, joint venture partners, licensees and competitors; (ii) direct or indirect ownership interest in any firm or corporation with which NewCo is affiliated or with which NewCo has a business relationship, or any firm or corporation which competes with NewCo except that directors, officers, employees or stockholders of NewCo may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with NewCo; or (iii) financial interest in any contract with NewCo.

7.14 Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, to be entered into prior to or at the Closing, NewCo is not under any obligation to register under the Securities Act of 1933 any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To NewCo’s knowledge, except as contemplated in the Equity Commitment Letters or the Voting Agreement,

to be entered into prior to or at the Closing, no stockholder of NewCo has entered into any agreements with respect to the voting of capital shares of NewCo.

7.15 Material Liabilities. NewCo has no liability or obligation, absolute or contingent (individually or in the aggregate), except: (i) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with GAAP. NewCo maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

7.16 Changes. Since the date of incorporation there has not been:

(a) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(b) any waiver or compromise by NewCo of a valuable right or of a material debt owed to it;

(c) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by NewCo, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(d) any material change to a material contract or agreement by which NewCo or any of its assets is bound or subject;

(e) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(f) any resignation or termination of employment of any officer or Key Employee of NewCo;

(g) any mortgage, pledge, transfer of a security interest in, or lien, created by NewCo, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair NewCo’s ownership or use of such property or assets;

(h) any loans or guarantees made by NewCo to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i) any declaration, setting aside or payment or other distribution in respect of any of NewCo’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by NewCo;

(j) any sale, assignment or transfer of any NewCo Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(k) any other event or condition of any character, other than events affecting the economy of NewCo’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(l) any arrangement or commitment by NewCo to do any of the things described in this Section 7.16.

7.17 Employee Matters.

(a) As of the date hereof, NewCo employs three full-time employees and no part-time employees and engages no consultants or independent contractors. Schedule 7.17(a) sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of NewCo who received annualized compensation in excess of $100,000 for the fiscal year ended December 31, 2017 or is anticipated to receive annualized compensation in excess of that amount for the fiscal year ending December 31, 2018.

(b) None of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of NewCo or that would conflict with NewCo’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of NewCo’s business by the employees of NewCo, nor the conduct of NewCo’s business as now conducted and as presently proposed to be conducted, will, to NewCo’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) NewCo is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. NewCo has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. NewCo has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of NewCo and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) To NewCo’s knowledge, no Key Employee intends to terminate employment with NewCo or is otherwise likely to become unavailable to continue as a Key Employee. NewCo does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of NewCo is terminable at the will of NewCo. Except as set forth in Schedule 7.17(d) or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due.

Except as set forth in Schedule 7.17(d), NewCo has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) NewCo has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of NewCo’s board of directors.

(f) Schedule 7.17(f) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by NewCo, or which NewCo participates in or contributes to, which is subject to ERISA. NewCo has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(g) To NewCo’s knowledge, none of the Key Employees, Founders or directors of NewCo has been: (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the United States Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

7.18 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by NewCo which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of NewCo which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. NewCo has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

7.19 Insurance. NewCo has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like NewCo with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

7.20 Employee Agreements. Each current and former employee, consultant and officer of NewCo has executed an agreement with NewCo regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for Pfizer and the Other

Investors (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. NewCo is not aware that any of its Key Employees is in violation of any agreement covered by this Section 7.20.

7.21 Permits. Except as set forth on Schedule 7.21, NewCo has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. NewCo is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

7.22 Corporate Documents. The Restated Certificate and the Restated Bylaws are in the form provided to Pfizer and the Other Investors. The copy of the minute books of NewCo provided to Pfizer and the Other Investors contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

7.23 Foreign Corrupt Practices Act. Neither NewCo nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of: (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist NewCo or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither NewCo nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. NewCo further represents that it has maintained, and has caused each of its affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of NewCo accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither NewCo nor, to NewCo’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

7.24 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), NewCo is and has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, NewCo’s privacy policies and the requirements of any contract or codes of conduct to which NewCo is a party. NewCo has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal

Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent NewCo maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, NewCo is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. NewCo is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

7.25 Non-Reliance. Except for the representations and warranties contained in ARTICLE 6 of this Agreement (including the related portions of the disclosure schedules attached hereto), the General Assignment and Bill of Sale, the Patent Assignment, and Section 7 of the Patent and Know-How License Agreement, neither Pfizer nor any of its agents, employees or representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of the Purchased Programs and the Purchased Assets, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such other representations and warranties are hereby expressly disclaimed. NewCo expressly acknowledges and agrees that neither NewCo nor any of NewCo’s agents, employees or representatives is relying on any other representation or warranty of Pfizer or any of its agents, employees or representatives, including regarding the accuracy or completeness of any such other representations and warranties or the omission of any material information, whether express or implied.

ARTICLE 8

PRE-CLOSING COVENANTS

8.1 Conduct of the Purchased Programs Prior to Closing.

(a) From the date of this Agreement until the Closing, except as otherwise permitted by this Agreement, set forth in Schedule 8.1, consented to by NewCo in writing (which consent shall not be unreasonably withheld or delayed) or directed, directly or indirectly, by NewCo, Pfizer agrees to use (and to cause each Pfizer Party to use) commercially reasonable efforts to:

(i) maintain in effect all Pfizer Assigned IP Rights and Governmental Approvals and applications and registrations included in the Pfizer Assigned IP Rights and Governmental Approvals in the ordinary course of business consistent with past practice;

(ii) maintain all Purchased Inventory and physical Purchased Assets in its present repair, order and condition in the ordinary course of business consistent with past practice, except for depletion and ordinary wear and tear;

(iii) perform its obligations in all material respects under the Assigned Contracts;

(iv) maintain and perform material obligations under Governmental Approvals and materially comply with all applicable Laws relating the Purchased Programs and the Purchased Assets;

(v) keep in full force and effect all material rights relating to the Purchased Programs; and

(vi) continue to operate, conduct, further develop and advance the Purchased Programs in the ordinary course of business, consistent with past practices.

(b) From the date of this Agreement until the Closing (or, with respect to clause (ix), the Employee Transfer Date), except as otherwise permitted by this Agreement, set forth in Schedule 8.1, consented to by NewCo in writing (which consent shall not be unreasonably withheld or delayed) or directed, directly or indirectly, by NewCo, Pfizer will not (and Pfizer will cause each of its Affiliates not to):

(i) pledge, sell, lease, transfer, license (exclusive or non-exclusive), assign, impair, dispose of or otherwise make subject to a Lien (other than any Permitted Liens) any Purchased Asset outside of the ordinary course of business consistent with past practice, other than the sale of Purchased Inventory or obsolete, worn-out or excess equipment or assets in the ordinary course of business consistent with past practice;

(ii) cancel or waive any material claims or rights that relate to the Purchased Assets or commence, settle, or agree to settle any Proceeding with any Governmental Authority or other Person relating to the Purchased Programs or any Purchased Asset or any Assumed Liability;

(iii) transfer, assign or grant any license (exclusive or non-exclusive) or sublicense of any rights under or with respect to any Pfizer Assigned IP Rights or Group 3 Pfizer IP Rights other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(iv) change, amend or otherwise modify, or waive any material claims or rights under, or terminate any Assigned Contract that has a value, payment or other obligations in excess of $[***] individually or $[***] in the aggregate;

(v) enter into any Contract in connection with the Purchased Programs with an obligation or value in excess of $[***] individually or $[***] in the aggregate;

(vi) make any write down in the value of the Purchased Inventory and physical Purchased Assets, except as required by applicable Law or GAAP;

[***] = CONFIDENTIAL TREATMENT REQUESTED

(vii) abandon or permit the lapse of, as applicable, any Pfizer Assigned IP Rights to the extent that Pfizer or any of its Affiliates controls prosecution and maintenance of such Pfizer Assigned IP Rights;

(viii) take any action related to the Purchased Programs which would adversely affect, or impede or impair, the ability of the parties hereto, to consummate the Transactions;

(ix) hire or terminate the employment of any Prospective Employee (other than for cause), increase any Prospective Employee’s salary or benefits or alter any Prospective Employee’s responsibilities (other than, in each case, (A) annual salary increases in the ordinary course of business or (B) increases in benefits under any Covered Benefit Plan in the ordinary course of business or (C) increases required by Law or the terms of a Covered Benefit Plan); or

(x) agree, whether in writing or otherwise, to do any of the foregoing.

8.2 Access to Information. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to its terms, Pfizer and its Affiliates shall (a) permit NewCo and its Representatives to have reasonable access to all books, records (including Tax records), contracts and documents exclusively pertaining to the Purchased Programs or the Purchased Assets and (b) furnish NewCo with all financial, operating and other data and information related exclusively to the Purchased Programs (including copies thereof) as NewCo may reasonably request; provided, however, that Pfizer shall not be required to permit any inspection or other access, or to disclose any information that in the reasonable judgment of Pfizer would: (i) result in the disclosure of any Trade Secrets, (ii) violate any obligation of Pfizer with respect to confidentiality entered into prior to the date of this Agreement, (iii) violate or result in the loss or material impairment of any information subject to the attorney-client privilege or the attorney work product doctrine, (iv) cause competitive harm to any Pfizer Party, (v) violate any Law or (vi) result in disclosure of the Consolidated Returns. Any such access will be provided or conducted during normal business hours upon reasonable advance notice to Pfizer, under the reasonable supervision of Pfizer’s personnel and in such a manner as not to interfere with the normal operations of Pfizer and its Affiliates. All requests by NewCo for access pursuant to this Section 8.2 shall be submitted or directed exclusively to such individual or individuals as Pfizer may designate in writing from time to time (including in response to NewCo’s request). Prior to the Closing, without the prior written consent of Pfizer, which will not be unreasonably withheld or delayed, none of NewCo or any of its Affiliates shall contact any employees of, suppliers to, or any other Person with a material business relationship with Pfizer or its Affiliates regarding the Purchased Programs. NewCo shall, and shall cause its Affiliates to, abide by the terms of the Confidential Disclosure Agreement with respect to any access or information provided pursuant to this Section 8.2 or otherwise, in accordance with the terms of such Confidential Disclosure Agreement.

8.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, from the date of this Agreement to the Closing, or the earlier termination of this Agreement pursuant to its terms, each party hereto shall cooperate with the other party hereto and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing set forth in ARTICLE 11 to be satisfied (but not waived) as promptly as practicable. In furtherance and not in limitation of the covenants of the parties contained in this Section 8.3, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority in any jurisdiction in which information on consultation obligations are required by applicable Laws to consummate the Transactions.

8.4 Consents. Without limiting the provisions of Section 8.3, on or prior to the Closing Date, each of the Pfizer Parties shall use its respective commercially reasonable efforts to obtain all Consents and make and deliver all filings and notices listed on Schedule 8.4(a), and NewCo shall use commercially reasonable efforts to obtain all Consents and make and deliver all filings and notices listed on Schedule 8.4(b), provided, however, that nothing in this Section 8.4 shall require any of the Pfizer Parties or any of their Affiliates to modify any of its respective rights in a manner adverse to any of the Pfizer Parties or any of their Affiliates or to pay any fee or other payment, or incur any Liability, cost or out-of-pocket expense in connection with the efforts set forth in this Section 8.4, with any such Liabilities, costs or out-of-pocket expenses to be borne by NewCo.

8.5 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of (i) the termination of this Agreement pursuant to its terms or (ii) the Closing, the Pfizer Parties, the Pfizer Parties’ Subsidiaries and their respective Representatives shall not, without the prior written consent of NewCo, directly or indirectly, (x) solicit, knowingly encourage or initiate any contact concerning the submission of any inquiry, proposal or offer from any entity or person (other than NewCo) or (y) participate in any discussions or negotiations or enter into any agreement with, or provide any additional non-public information to, any entity or person (other than NewCo), in each case relating to a sale of all or any material part of the Purchased Programs or Purchased Assets (whether by way of merger, purchase of capital stock, purchase of assets, granting of licenses or similar transaction or a sale of a Subsidiary of Pfizer that holds or owns all or any material part of the Purchased Programs or Purchased Assets).

(b) From the date of this Agreement until the Closing, the Pfizer Parties, their Affiliates and their respective Representatives shall cease all discussions with any Person (other than NewCo) regarding any of the matters covered by this Section 8.5, including terminating any such Person’s access to the Pfizer Parties’ electronic data room, and shall promptly cause their Representatives to request the return or destruction of all non-public information concerning the Purchased Programs and/or the Purchased Assets that has been furnished to any person or entity with whom a confidentiality agreement was entered into at any point within the 12-month period immediately prior to the Effective Date. The Pfizer Parties acknowledge and agree, for itself and each of the persons and entities referred to above, that any remedy at law for breach of the covenants of this Section 8.5 would be inadequate, and in addition to any other relief which may be available, NewCo will be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages and without regard to the adequacy of any remedy at law.

8.6 Financing.

(a) NewCo and its Affiliates shall use their reasonable best efforts to obtain the Financing, including by using their reasonable best efforts to deliver all documents and instruments reasonably necessary to satisfy the conditions set forth in the Equity Commitment Letter and otherwise seeking to cause the conditions set forth in the Equity Commitment Letter to be fulfilled in accordance with its terms. If at any time it becomes likely (as determined in the reasonable judgment of NewCo) that NewCo and its Affiliates will be unable for any reason to consummate the Financing, NewCo and its Affiliates shall use their reasonable best efforts to seek alternative financing.

(b) NewCo and its Affiliates shall not amend, modify or change any of the conditions in the Equity Commitment Letter in a manner that would reasonably be expected to materially delay or prevent the Closing without the prior written consent of Pfizer, such consent not to be unreasonably withheld, conditioned or delayed, and, subject to the satisfaction of all the conditions to the Closing set forth in this Agreement, NewCo and its Affiliates shall draw down on the financing referred to in the Equity Commitment Letter when the conditions set forth in the Equity Commitment Letter are satisfied.

8.7 Pre-Closing Cooperation. From the date of this Agreement until the earlier of Closing or termination of this Agreement pursuant to Section 13.1, each party shall, and shall cause its Affiliates and their respective directors, officers, employees and other Representatives to, from time to time, at the reasonable request of the other party, cooperate with the other party and use reasonable best efforts to facilitate the transactions contemplated by the Transaction Agreements, provided, however, that any access or furnishing of information shall be conducted during normal business hours, under the supervision of the other party’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the other party. Notwithstanding anything to the contrary in this Agreement, the other party shall not be required to disclose any information to the requesting party or its Representatives if such disclosure would, in the other party’s good faith determination, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

8.8 Conduct of NewCo Prior to Closing. From the date of this Agreement until the Closing, except as consented to by Pfizer in writing, NewCo will not issue any Common Stock, Series A Preferred Stock or any other equity security of NewCo except as expressly contemplated by this Agreement or the Preferred Stock Purchase Agreement or amend or enter into any side letter or similar agreement with respect to, waive any provision of, or otherwise modify in any respect any of the Equity Commitment Letters.

ARTICLE 9

POST-CLOSING COVENANTS

9.1 Cooperation. After the Closing, upon the reasonable request of NewCo and at NewCo’s expense for any costs or expense of Third Parties, Pfizer shall, and shall cause each other Pfizer Party to, (i) use reasonable best efforts during the Cooperation Period following the Closing to (a) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by NewCo to effect, record or verify the transfer to and vesting in NewCo of such Pfizer Party’s right, title and interest in and to the Purchased Assets, free and clear of all Liens other than the Permitted Liens, in accordance with the terms of this Agreement, (b) deliver physical possession of the Purchased Assets to NewCo, (c) cooperate with reasonable requests from NewCo to assist in an orderly transfer of supplier relationships involving the Purchased Programs to NewCo, and (ii) use commercially reasonable efforts to perform the post-Closing covenants set forth on Schedule 9.1; provided, however, that nothing in this Section 9.1 shall require any Pfizer Party or its Affiliates to modify any of its respective rights in a manner adverse to such party or any of their Affiliates or to pay any fee or other payment, or incur any Liability, cost or out-of-pocket expense in connection with the efforts set forth in this Section 9.1, with any such Liabilities, costs or out-of-pocket expenses to be borne by NewCo.    After the Closing, each Pfizer Party shall promptly deliver to NewCo any mail, packages, orders, inquiries and other communications addressed to such Pfizer Party and to the extent relating to the Purchased Programs.

9.2 Return of Assets; Transfer of Purchased Assets.

(a) If, for any reason after the Closing, any asset is ultimately determined to be an Excluded Asset or NewCo is found to be in possession of any Excluded Asset or subject to an Excluded Liability, (i) NewCo shall return or transfer and convey (without further consideration) to the appropriate Pfizer Party, and such Pfizer Party shall accept or assume, as applicable, such asset or Excluded Liability; (ii) the appropriate Pfizer Party shall assume (without further consideration) any Liabilities associated with such assets or Excluded Liabilities; and (iii) NewCo and the appropriate Pfizer Party shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset or Excluded Liability back to the Pfizer Party.

(b) In the event that any Purchased Asset or Assumed Liability is discovered by Pfizer or any of its Affiliates or identified to Pfizer in writing by NewCo at any time after the Closing Date, possession or ownership of which has not been transferred to, or assumed by (without further consideration), either NewCo or its Affiliates at such time, the Pfizer Parties shall promptly take such steps as may be required to transfer, or cause to be transferred, such Purchased Assets or Assumed Liabilities to NewCo, subject to Section 2.5 and otherwise in accordance with the terms of this Agreement, at no additional charge to NewCo or its Affiliates, and NewCo or its Affiliates shall accept such Purchased Assets or assume such Assumed Liabilities, as the case may be.

9.3 Records and Documents. For a period of [***] years after the Closing, at the other party’s request, each party shall provide the other party and its Representatives with access to and the right to make copies of those records and documents to the extent related to the Purchased Programs (possession of which is retained by a Pfizer Party or transferred to NewCo, as applicable), as may be reasonably necessary in connection with any Third Party litigation, or the conduct of any audit or investigation by a Governmental Authority. Notwithstanding anything to the contrary in this Section 9.3, Pfizer or the Pfizer Parties, as applicable, shall provide to NewCo reasonable access to, and the right to make copies of, Tax Returns that relate primarily to the Purchased Programs or the Purchased Assets, and NewCo shall not have access or the right to

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9.4 make copies of any other Tax Returns provided, that in no event shall Pfizer or the Pfizer Parties, as applicable, provide access to Consolidated Returns.

9.5 Bulk Sales Waiver. NewCo hereby waives compliance by each Pfizer Party with any applicable bulk sales Laws in connection with the Transactions.

9.6 Confidentiality.

(a) Definitions. “Confidential Information” shall mean: (a) all non-public or proprietary information (including Know-How) that is disclosed by or on behalf of a party (the “Disclosing Party”) (or any of its Affiliates) to the other party (the “Receiving Party”, each a “Party” for purposes of this Section 9.5) or any of its Representatives pursuant to or in connection with this Agreement or the Confidential Disclosure Agreement or the Patent and Know-How License Agreement (including the terms thereof); and (b) all other non-public or proprietary information (including Know-How) that is expressly deemed in this Agreement or the Patent and Know-How License Agreement to be Confidential Information, whether or not disclosed by or on behalf of a party (or any of its Affiliates) to the other party, any of its Affiliates or any of their respective employees, agents or contractors, in each case ((a) or (b)), without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or in oral, written, graphic or electronic form. The terms of this Agreement shall be deemed to be both parties’ Confidential Information. Pfizer’s Confidential Information shall include all such information disclosed in connection with NewCo’s due diligence investigation of the Purchased Programs, the Purchased Assets and the evaluation of the Transactions, including pursuant to Section 8.2; provided that, subject to the Patent and Know-How License Agreement, all Know-How (including unpublished patent applications) included in the Pfizer Assigned IP Rights, and all Confidential Information contained in or exclusively related to the Assigned Contracts, the Books and Records and the Other Assets shall, as between Pfizer and NewCo, be deemed to be NewCo’s Confidential Information as of the Closing Date, such that NewCo shall be deemed to be the Disclosing Party with respect thereto, Pfizer shall be deemed to be the Receiving Party with respect thereto, and Section 9.6(b)(i) below shall not apply to such Confidential Information.

(b) Exclusions. Information shall not be deemed to be Confidential Information of the Disclosing Party to the extent that the Receiving Party can demonstrate:

(i) through competent evidence that such information is known by the Receiving Party at the time of its receipt who is not known by the Receiving Party to be under an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party;

(ii) that such information is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no breach of this Agreement by the Receiving Party;

(iii) that such information is subsequently disclosed to the Receiving Party by a Third Party who is not known by the Receiving Party to be under an obligation of confidentiality to the Disclosing Party; or

(iv) through competent evidence that such information is discovered or developed by or on behalf of the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party.

(c) Duty of Confidence. Subject to the other provisions of this Section 9.5, for a period of [***] years after the Closing Date:

(i) The Receiving Party shall maintain in confidence and otherwise safeguard the Disclosing Party’s Confidential Information in the same manner and with the same protections as the Receiving Party maintains its own confidential information, but in any event no less than reasonable efforts;

(ii) the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under the Transaction Agreements;

(iii) the Receiving Party may only disclose the Disclosing Party’s Confidential Information to its Affiliates (and, in the case of NewCo as the Receiving Party, its licensees and sublicensees) and its and their respective Representatives, in each case to the extent reasonably necessary for the purposes of performing its obligations or exercising its rights under this Agreement; provided that such Persons are bound by legally enforceable obligations to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(d) Authorized Disclosures. Notwithstanding the obligations set forth in this Section 9.6, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent:

(i) such disclosure is reasonably necessary: (A) to the Receiving Party’s Representatives (including attorneys, independent accountants or financial advisors) for the sole purpose of enabling such Representatives to provide advice to such Receiving Party, provided that in each such case such recipients are bound by confidentiality and non-use obligations that are at least as restrictive as those contained in this Agreement; or (B) to actual or bona fide potential investors, potential acquirors, licensees or other financial, development or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration, provided that in each such case such recipients are bound by confidentiality and non-use obligations at least as restrictive as those contained in the Agreement;

(ii) such disclosure is to a Governmental Authority and necessary or desirable (A) to obtain or maintain INDs, Regulatory Approvals or Price Approval for any product (subject to the limitations of any license grant to the Receiving

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(iii) Party related to the use of such Confidential Information), within the Territory, or (B) in order to respond to inquiries, requests or investigations by such Governmental Authority relating to Products or this Agreement;

(iv) such disclosure is required by Law, judicial or administrative process, provided that, except for disclosures governed by the last two sentences of Section 9.6(e) below, the Receiving Party, to the extent legally permitted, shall promptly inform the Disclosing Party of such required disclosure and provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations, provided that Confidential Information that is disclosed pursuant to subsection (ii) above or this subsection (iii) shall remain otherwise subject to the confidentiality and non-use provisions of this Section 9.6 (provided that such disclosure is not a public disclosure), and the Receiving Party shall cooperate with and reasonably assist the Disclosing Party if the Disclosing Party seeks a protective order or other remedy in respect of any such disclosure. In any event, the Receiving Party shall furnish only that portion of the Confidential Information which, in the advice of the Receiving Party’s legal counsel, is responsive to such requirement or request;

(v) such disclosure is reasonably necessary to exercise its right to prepare, file, prosecute, maintain and extend Patents in a manner consistent with the Patent and Know-How License Agreement, including any obligation to cooperate with the Disclosing Party therein; or

(vi) necessary in order to enforce its rights under the Agreement; or

(vii) in the case of Pfizer as the Receiving Party, with respect to Know-How in the Pfizer Assigned IP Rights which is other than that within the Group 1 Pfizer IP Rights, to the extent useful or necessary to exercise and enjoy the rights in and to such Transferred Pfizer Know-How granted to Pfizer under the Patent and Know-How License Agreement.

(e) SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement and make any other public written disclosure regarding the existence of, or performance under, this Agreement, to the extent required, in the reasonable advice of such Party’s legal counsel, to comply with (i) applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or (ii) any equivalent Governmental Authority, securities exchange or securities regulator in any country in the Territory. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 9.6(e), the parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the Party making such disclosure providing reasonable advance notice, and giving consideration to the timely comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 9.6(e), such Party will, at its own expense, seek such confidential treatment of confidential portions of this Agreement and such other terms as it reasonably determines, giving consideration to the comments of the other Party pursuant to the preceding sentence.

9.7 Non-Solicitation of Employees.

(a) For a period of [***] after the Closing Date, without the prior written consent of Pfizer, NewCo shall not, and shall cause its Affiliates not to, solicit for employment or engagement or hire or engage as a consultant or independent contractor any of the employees, independent contractors or consultants of any Pfizer Party or any Affiliate of any Pfizer Party as of the Closing Date; provided that NewCo and its Affiliates shall not be restricted by this Section 9.7(a) from making any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such persons and hiring persons who apply for employment as a direct result of such general solicitation or public advertising.

(b) For a period of [***] after the Closing Date, without the prior written consent of NewCo, Pfizer shall not, and shall cause its Affiliates not to, solicit for employment or engagement or hire or engage as a consultant or independent contractor any of the employees, independent contractors or consultants of NewCo as of the Closing Date; provided that Pfizer and its Affiliates shall not be restricted by this Section 9.7(b) from making any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such persons and hiring persons who apply for employment as a direct result of such general solicitation or public advertising.

(c) It is the understanding of the parties that the scope of the covenants contained in Section 9.7 as to time and area covered, are reasonable and necessary to protect the goodwill, confidential information, rights and other legitimate interests of the Pfizer Parties. It is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by applicable Laws. The parties further agree that, in the event that any provision of Section 9.7 shall be determined judicially to be unenforceable by reason of its being extended over too great a time or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by Law. The parties further agree that (i) in addition and not in the alternative to any other remedies available to it, Pfizer shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by NewCo or any of its Affiliates of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder, (ii) the restricted period applicable to NewCo and its Affiliates shall be tolled, and shall not run, during the period of any breach by NewCo or its Affiliates of any such covenants, and (iii) no breach of any provision of this Agreement shall operate to extinguish NewCo’s obligation to comply with this Section 9.7.

9.8 Worker Notification Laws Matters. Without limiting NewCo’s obligations under Article 10 hereof, NewCo shall not, within ninety (90) days after the Employee Transfer Date, involuntarily or constructively terminate the employment (including by making such adverse changes to terms and conditions of employment that would constitute either such termination under any applicable Worker Notification Law) of more than forty (40) of the Transferred Employees or any other employees who work in the same facility, office or location as any of the Transferred

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9.9 Employees. As of the Employee Transfer Date, the Pfizer Parties will provide NewCo with a list by date and location of the number of employees who work in a facility, office or location where any of the Prospective Employees will be based following the Employee Transfer Date and whose employment was involuntarily terminated by any of the Pfizer Parties within the ninety (90) days preceding the Employee Transfer Date.

9.10 [Reserved].

9.11 Reporting of Pfizer Financial Information. From and after the Effective Date, Pfizer shall (a) cooperate with NewCo or its Affiliates and their respective accountants and auditors by providing access to information, books, and records related to the Purchased Assets and Purchased Programs as NewCo may reasonably request in connection with the preparation by NewCo or its Affiliates of historical and pro forma financial statements related to the Purchased Assets and Purchased Programs as may be required to be included in any filing made by NewCo or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation S-X and (b) without limiting the foregoing, shall provide NewCo with such information as is required for NewCo or its Affiliates to prepare audited “carve out” financial statements related to the Purchased Assets and Purchased Programs, for the two (2) fiscal years prior to the Effective Date (or such shorter period as agreed to by NewCo) and information requested by NewCo and reasonably necessary to prepare any applicable pro forma financial information required to be filed by NewCo with the United States Securities and Exchange Commission. Such cooperation shall include, as applicable, (i) the signing of management representation letters to the extent required in connection with any such audit performed by NewCo’s auditors, (ii) providing NewCo or its Affiliates and their respective accountants and auditors with access to management representation letters (specifically limited to portions thereof that are directly related to the Purchased Assets) and (iii) directing Pfizer’s accountants, auditors, and counsel to reasonably cooperate with NewCo or its Affiliates and its accountants, auditors, and counsel in connection with the preparation and audit of any financial information to be provided under this Section 9.11 (Reporting of Pfizer Financial Information), provided, however, that nothing herein shall require Pfizer to make available to NewCo or its Affiliates or their respective accountants and auditors (i) management representation letters provided by Pfizer to Pfizer’s accountants and auditors that do not relate to the Purchased Assets, (ii) any communications between Pfizer and its accountants and auditors, (iii) any information prior to June 17, 2014 or following the Closing Date, (iv) any information related to valuation analyses performed by Pfizer or its Affiliates or their respective accountants, auditors or consultants or (v) any information other than historical financial information stored in Pfizer’s electronic financial recording systems in the ordinary course of business. NewCo will be responsible for all costs and expenses incurred by Pfizer or its Affiliates in connection with the generation of financial information as set forth herein, including personnel-, facility- and equipment-related costs and expenses, professional fees, external “carve out” audit fees, consents, and any other fees or expenses, whether out-of-pocket or otherwise, associated with amendments and/or revisions required to support NewCo’s or its Affiliates’ United States Securities and Exchange Commission disclosure obligations. Notwithstanding anything to the contrary in this Agreement, in no event shall Pfizer or the Pfizer Parties, as applicable, provide access to Consolidated Returns.

ARTICLE 10

EMPLOYEES

10.1 Employees and Employee Benefits.

(a) Not later than five (5) Business Days prior to the anticipated Employee Transfer Date, NewCo shall offer, or cause one of its Affiliates to offer, employment to each Prospective Employee who is then employed by a Pfizer Party, including each Prospective Employee who is then on a leave under a Pfizer Party’s short-term or long-term disability plan or under the U.S. federal Family and Medical Leave Act or leave under any other U.S. federal or state Law or other approved leave of absence (other than an unpaid personal leave) (each, an “Inactive Employee”), commencing on the Employee Transfer Date (or, in the case of any Inactive Employee, on the date provided below) in accordance with the terms of this Section 10.1, including Section 10.1(b). NewCo will provide Pfizer with a copy of the form of offer of employment at least five (5) Business Days in advance of its distribution to any Prospective Employee and will consider in good faith any comments that Pfizer may have on such form. Each Prospective Employee who is offered and accepts employment with NewCo or one of its Affiliates shall be referred to in this Agreement as a “Transferred Employee”. With respect to any Inactive Employee who accepts an offer of employment, such Inactive Employee shall become a Transferred Employee as of the date such Inactive Employee has been cleared for, and presents himself or herself to NewCo for active employment on or prior to the six (6) month anniversary of the Employee Transfer Date (or such longer period as required by applicable Law).

(b) NewCo shall provide, or shall cause an Affiliate of NewCo to provide to each Transferred Employee, and the terms of each offer of employment shall provide for, for a period of one (1) year following the Employee Transfer Date (the “Continuation Period”) (i) an annual base salary or base wage rate, target annual bonus, commission rate and severance benefits, in each case, that are no less favorable than the Transferred Employee’s annual base salary or base wage rate, target annual bonus, commission rate and severance benefits (except as provided in the last sentence of Section 10.1(g) and Section 10.1(i)) as of immediately prior to the Employee Transfer Date and (ii) other employee benefits (excluding equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, nonqualified deferred compensation plans, retiree medical benefits and other retiree health and welfare arrangements and the “retirement savings contribution” under the Pfizer Savings Plan) that are, in aggregate, materially comparable to those provided under a Covered Benefit Plan disclosed on Schedule 6.8(d) to the Transferred Employee as of immediately prior to the Employee Transfer Date.

(c) For each Prospective Employee that is not a Transferred Employee, the Pfizer Parties may elect to terminate the employment of each Prospective Employee effective as of the Employee Transfer Date (or in the case of any Prospective Employee who is then on a leave of absence, the date such Prospective Employee returns to active employment), and shall take all actions reasonably necessary to cause each Prospective Employee to cease active participation under all Pfizer Benefit Plans as of the Employee

Transfer Date (or in the case of any Prospective Employee who is on a leave of absence as contemplated hereby, the date such Prospective Employee returns to active employment), or such other date as is required under the terms of the relevant Pfizer Benefit Plan or applicable Law.

(d) Pfizer shall be solely responsible for, and shall pay at the time or times due or required by applicable Law, all obligations or Liabilities, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation or paid time-off, fringe benefits, pension or profit sharing benefits, or severance payments and benefits or other termination pay under the Pfizer Benefit Plans or applicable Law, arising out of or relating to the termination of the employment of the Prospective Employees by the Pfizer Parties.

(e) Pfizer and its Affiliates shall retain responsibility for and continue to pay all expenses and benefits under the Pfizer Savings Plan and all medical, dental, health, hospital, life insurance and disability expenses and benefits with respect to claims incurred under the Pfizer Benefit Plans prior to the Closing Date by Prospective Employees and their eligible beneficiaries, as determined under the terms of the applicable Pfizer Benefit Plan. Pfizer and its Affiliates shall remain solely responsible for all workers compensation claims of any Prospective Employee to the extent arising out of conditions having a date of injury prior to the Closing Date. NewCo shall have responsibility for workers compensation claims of Transferred Employees to the extent arising out of conditions having a date of injury on or after the Closing Date. Pfizer and its Affiliates also shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulations Section 54.4980B-9. NewCo shall be responsible for providing such continuation coverage in respect of any Transferred Employee or qualified beneficiary of a Transferred Employee, in either case, who incurs a qualifying event after the Closing Date.

(f) On and following the Employee Transfer Date, each employee benefit plan sponsored by NewCo or any Affiliate of NewCo in which any Transferred Employee is eligible to participate shall credit each such Transferred Employee with his or her service with a Pfizer Party or any Affiliate of a Pfizer Party for all purposes (other than for purposes of equity-based compensation or benefit accrual under any qualified or nonqualified retirement plan) to the extent such service was credited under the corresponding Pfizer Benefit Plan in which such Transferred Employee participated prior to the Employee Transfer Date (if there is a comparable NewCo benefit plan); provided that (i) such credit shall be conditioned on receipt by NewCo of evidence of such service (e.g., payroll or plan records), and (ii) such recognition of service shall not operate to duplicate any benefits with respect to any Transferred Employee. Without limiting the generality of the foregoing, on and following the Employee Transfer Date, with respect to any group health plan under which any Transferred Employee is eligible to receive benefits from NewCo or any Affiliate of NewCo, NewCo will, or will cause the applicable Affiliate of NewCo to, (x) use commercially reasonable efforts to waive or cause the insurance carrier or professional employer organization plan sponsor to waive any pre-existing condition or actively-at-work requirements or limitations and eligibility waiting periods (to the extent such requirements or limitations or waiting periods did not apply to the Transferred

Employee and his or her eligible dependents under a comparable Pfizer Benefit Plan as of immediately prior to the Employee Transfer Date), and (y) give the Transferred Employee credit, for the plan year in which the Employee Transfer Date occurs, toward any applicable deductibles, co-insurance and annual out-of-pocket limits for expenses actually incurred during the plan year in which the Employee Transfer Date occurs as if such amounts had been paid under such group health plan, subject to any restrictions imposed by the professional employer organization plan sponsor.

(g) NewCo (or an Affiliate of NewCo) shall make available to Transferred Employees within a reasonable time following the Employee Transfer Date (but in no event more than ninety (90) days) participation in a cash or deferred arrangement, as described in Section 401(k) of the Code (the “NewCo 401(k) Plan”), which permits Transferred Employees to roll over their account balances from the Pfizer Savings Plan, without regard to eligibility and waiting periods. NewCo will use commercially reasonable efforts to cause the third party plan administrator for the NewCo 401(k) Plan to permit Transferred Employees to roll over any outstanding participant loans into the NewCo 401(k) Plan. In the event that rollover of an outstanding participant loan is not possible prior to the deadline for repayment of the loan, NewCo agrees to provide a Transferred Employee with a bridge loan (subject to similar loan terms under such Transferred Employee’s existing loan) to the extent necessary to avoid an early distribution penalty tax. Notwithstanding the foregoing, neither Section 10.1(b) nor Section 10.1(g) shall be interpreted to require NewCo to provide or maintain any specific investment alternative (including the Pfizer stock funds) as an investment alternative in the NewCo 401(k) Plan, or to guarantee any distribution alternative provided for in the Pfizer Savings Plan.

(h) On or within a reasonable time following the Employee Transfer Date, the Pfizer Parties shall pay to each Transferred Employee a prorated portion of such individual’s annual target bonus for 2018. On or within a reasonable time following December 31, 2018, NewCo shall pay to each Transferred Employee who remains employed as of December 31, 2018 an annual bonus for 2018, which bonus shall be no less than a prorated portion of such individual’s annual target bonus for 2018. The prorated bonuses described in this Section 10.1(h) shall be prorated based on the number of days during 2018 during which the Transferred Employee was (i) employed by the Pfizer Parties prior to the Closing Date, for the prorated bonuses payable by the Pfizer Parties or (ii) for the prorated bonuses payable by NewCo, by the Pfizer Parties and NewCo on and after the Closing Date.

(i) With respect to any Transferred Employee whose employment is terminated during the Continuation Period by NewCo and such termination qualifies as either a “Performance-Related Termination” or “Involuntary Termination” that would be eligible for severance benefits under Section 3.1 of the Pfizer Separation Plan, NewCo shall provide (i) salary continuation severance benefits to such Transferred Employee which are at least as favorable as those that would have been payable to such Transferred Employee in respect of a termination of employment under the Pfizer Separation Plan; and (ii) in the case of an Involuntary Termination, company-paid COBRA premiums for the “Severance Pay Duration Period” (as such term is defined in the Pfizer Separation Plan).

(j) The parties shall cooperate with each other to give effect to the provisions set forth in this Section 10.1. Without limiting the foregoing, in order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, the Pfizer Parties and NewCo shall cooperate, both before and after each of the Closing and the Employee Transfer Date, and subject to applicable Laws, regarding the exchange of information related to the Transferred Employees, including employment records and benefits information.

10.2 No Benefit to Employees Intended. Nothing contained in this Agreement, express or implied, is intended to confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any employee benefit plan.

ARTICLE 11

CONDITIONS TO CLOSING

11.1 Conditions to NewCo’s Obligation to Close. The obligations of NewCo to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by NewCo in writing:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Pfizer in this Agreement, other than the representations and warranties contained in Section 6.1 (Organization), Section 6.2 (Power and Authority Relative to this Agreement) or Section 6.14 (Finders or Brokers) (collectively, the “Pfizer Fundamental Representations”) shall be true and correct in all respects as of the Closing Date (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true in all respects as of such date or time), interpreted without giving effect to the words “Material Adverse Effect,” “materially” or “material” or to any qualifications based on such terms, except for such inaccuracies under such representations and warranties which, taken together in their entirety, would not reasonably be expected to result in a Material Adverse Effect; (ii) the Pfizer Fundamental Representations shall be true and correct in all respects as of the Closing (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true in all respects as of such date or time); and (iii) the Pfizer Parties shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by any of the Pfizer Parties on or prior to the Closing.

(b) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, change or effect that has had, individually or in the aggregate, a Material Adverse Effect.

(c) Consents. All approvals, consents and waivers listed on Schedule 11.1(c) shall have been received, and executed counterparts thereof shall have been delivered to NewCo at or prior to the Closing.

(d) Deliveries. The Pfizer Parties shall have delivered to NewCo all of the documents, agreements and other items set forth in Section 4.2.

11.2 Conditions to Pfizer’s Obligation to Close. The obligations of the Pfizer Parties to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Pfizer in writing:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of NewCo in this Agreement, other than the representations and warranties contained Section 7.1 (Organization), Section 7.2 (Capitalization), Section 7.4 (Power and Authority Relative to this Agreement) or Section 7.7 (Finders or Brokers) (collectively, the “NewCo Fundamental Representations”) shall be true and correct in all respects as of the Closing Date (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true in all respects as of such date or time), interpreted without giving effect to the words “Material Adverse Effect,” “materially” or “material” or to any qualifications based on such terms, except for such inaccuracies under such representations and warranties which, taken together in their entirety, would not reasonably be expected to result in a material adverse effect on NewCo’s ability to consummate the Transactions; and (ii) the NewCo Fundamental Representations shall be true and correct in all respects as of the Closing (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true in all respects as of such date or time); and (iii) NewCo and the Other Investors shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by any of NewCo and the Other Investors on or prior to the Closing.

(b) Deliveries. NewCo shall have delivered to Pfizer all of the documents, agreements and other items set forth in Section 4.3.

(c) Receipt of Funds. Simultaneous with the Closing and in accordance with the terms and conditions of the Equity Commitment Letters, NewCo shall receive immediately available funds in the full amount of each Other Investor’s cash portion of the purchase price due at the Closing (as defined in the Preferred Stock Purchase Agreement) for the shares of Class A Preferred Stock being purchased pursuant to the Preferred Stock Purchase Agreement as set forth opposite such Other Investor’s name in the “Purchase Price Due at Closing” column on Exhibit A thereto.

11.3 Conditions to Obligations of Each Party to Close. The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, which may be waived by mutual consent of Pfizer and NewCo, in writing:

(a) No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transactions or that makes the consummation of the Transactions illegal.

ARTICLE 12

TAX MATTERS

12.1 Allocation of Consideration. Following the Closing Date, Pfizer shall prepare a proposed allocation of the applicable Consideration (for Tax purposes) among the Purchased Assets in accordance with Proposed Treasury Regulations Section 1.351-2(b). Pfizer and NewCo shall provide such cooperation and information to each other as the other may reasonably request to prepare and comment on the proposed allocation. To the extent NewCo disagrees with the proposed allocation, NewCo shall notify Pfizer in writing of any disagreement with the proposed allocation, and NewCo and Pfizer shall attempt in good faith to resolve the disagreement. If NewCo agrees with the proposed allocation prepared by Pfizer, or if NewCo and Pfizer resolve any disagreement regarding the proposed allocated, the parties shall report, act and file their respective Tax Returns in accordance with the allocation of Consideration as agreed to pursuant to this Section 12.1 and any adjustments thereto. In the event of any adjustment to Consideration, Pfizer and NewCo agree to cooperate in good faith to revise and amend the final allocation in accordance with the procedures set forth in this Section 12.1.

12.2 Intended Tax Treatment; Cooperation; Allocation of Taxes.

(a) It is intended that the transactions contemplated by this Agreement, taken together with the transactions contemplated by the Preferred Stock Purchase Agreement, shall be treated as an exchange described in Section 351 of the Code with “boot,” and the parties hereto shall report the Transactions consistent with such Tax treatment on their income Tax Returns unless otherwise required by Law or pursuant to the good faith resolution of a Tax contest.

(b) NewCo and the Pfizer Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Programs, Purchased Assets, and the Assumed Liabilities (including reasonable access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any claim or Proceeding relating to any Tax; provided, however, that nothing in this Agreement shall require the Pfizer Parties to provide or otherwise make available to NewCo a copy of their Consolidated Return. NewCo and the Pfizer Parties agree to cooperate with each other in the conduct of any audit or other Proceeding relating to Taxes involving the Purchased Programs, the Purchased Assets or the Assumed Liabilities. NewCo agrees to cooperate with and provide the Pfizer Parties with financial information relating to the Purchased Programs, Purchased Assets, and the Assumed Liabilities at Closing as needed to enable Pfizer Parties to comply with GAAP (including any information necessary for the conduct of a third-party valuation).

(c) The applicable Pfizer Party shall be responsible for and shall pay any Excluded Taxes. In respect of Purchased Assets or in connection with the conduct of the Purchased Programs, NewCo shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Purchased Programs or the ownership of any of the Purchased Assets, in each case attributable to any Post-Closing Tax Period. Taxes described in the first two sentences of this Section 12.2(c) and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with this Section 12.2(c) or Section 12.2(e), as applicable. Upon payment of any such Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this Section 12.2(c) or Section 12.2(e), as applicable, together with supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. If within ten (10) calendar days after receipt of such a statement, the non-paying party notifies the paying party in writing that such amount is not reasonable, the parties will negotiate in good faith to resolve such dispute. If the parties fail to resolve such dispute within thirty (30) calendar days, then within five (5) days after the end of such 30-day period they shall choose a “big four” independent accounting firm mutually acceptable to NewCo and Pfizer (the “Tax Referee”) and the Tax Referee shall as promptly as practicable determine whether the amount of reimbursement was reasonable and, if not reasonable, shall appropriately revise it. If the non-paying party does not respond to the statement within ten (10) calendar days, or upon resolution of the disputed items, the amount of reimbursement (as such may have been adjusted) shall be binding on the paying and non-paying parties. The non-paying party shall make the reimbursement promptly but in no event later than ten (10) calendar days after the presentation of such statement if undisputed, or if disputed, after final determination by the Tax Referee. Any payment not made within such time shall bear interest from the due date for such payment until, but excluding, the date of payment at a rate per annum equal to [***]. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

(d) All Transfer Taxes incurred in connection with the Transactions shall be borne by NewCo (provided, for the avoidance of doubt, that the Pfizer Parties shall indirectly bear a share of such Transfer Taxes by reason of their ownership interest in NewCo). The appropriate party will prepare and file all necessary Tax Returns and other documentation with respect to Transfer Taxes and, if required by applicable Laws, the other party will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation. To the extent permitted pursuant to applicable Law, the Pfizer Parties and NewCo will use Commercially Reasonable Efforts to minimize or avoid Transfer Taxes, if any, arising out of the transactions contemplated by this Agreement.

(e) In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Excluded Taxes with respect to the Purchased Programs or the Purchased Assets for a Straddle Period that are, in each case based upon or measured by net income or gain that relate to a Pre-Closing Tax Period will be

[***] = CONFIDENTIAL TREATMENT REQUESTED

(f) determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as deductions for depreciation and real estate taxes) will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a daily basis. The amount of Excluded Taxes with respect to the Purchased Assets or the Purchased Programs for a Straddle Period that are not based upon or measured by net income or gain (other than Transfer Taxes) that relate to a Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in such Straddle Period. Notwithstanding the forgoing, items attributable to any action taken by NewCo on the Closing Date after the Closing that is neither expressly contemplated by this Agreement nor in the ordinary course of business will not be attributable to a Pre-Closing Tax Period.

12.3 Tax Contests.

(a) NewCo and the Pfizer Parties agree to cooperate and to cause their Subsidiaries to cooperate with each other to the extent reasonably required after the Closing Date in connection with any Proceedings conducted by Tax Authorities relating to any Taxes with respect to or in relation to any Purchased Asset (each a “Tax Contest”). NewCo and the Pfizer Parties shall provide timely written notices to each other of any Tax Contest relating to the Purchased Assets for taxable periods for which any other party hereto may have a responsibility under this Agreement, or otherwise; provided that failure to so notify the other party will not relieve any party of liability that it may have under this Agreement except to the extent the other party is actually prejudiced by such failure. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Tax Authority and describe in reasonable detail the nature of such Tax Contest.

(b) The Pfizer Parties shall, at their expense, have the right to conduct and control in good faith the defense of any Tax Contest for (i) a Straddle Period with respect to so much of such Tax Contest that could reasonably be expected to affect the Pfizer Parties’ Tax Liability, rights to refunds or indemnification obligations under this Agreement or (ii) a Pre-Closing Tax Period; provided, however that with respect to any such Tax Contest described in clause (i) that could reasonably be expected to affect NewCo’s Tax Liability, rights to refunds or indemnification obligations under this Agreement (and that does not relate to a Consolidated Return): (i) NewCo shall have the right to participate in all such Tax Contests, which will include participation in meetings with Tax Authorities and review and comment on written submissions to Tax Authorities, and (ii) the Pfizer Parties shall not settle such Tax Contest without the prior written consent of NewCo, which consent will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Pfizer Parties shall have the exclusive right to control all matters relating to a Consolidated Return. Notwithstanding anything herein to the contrary, no party hereto shall have the right to conduct and control the defense of, or have participation rights with respect to, any Tax Contest with respect to income Tax Returns of the other party (or its Affiliates).

(c) This Section 12.3 shall govern the control of Tax Contests, rather than Section 14.4.

ARTICLE 13

TERMINATION

13.1 Termination of Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of NewCo and Pfizer;

(b) by NewCo, if (i) Pfizer is in breach of any provision of this Agreement such that the condition to Closing set forth in Section 11.1(a) would not be satisfied as of the time of such breach, and such breach shall not have been cured within thirty (30) days of receipt by such party of written notice from NewCo of such breach and (ii) NewCo is not, on the date of termination, in breach of any provision of this Agreement such that the conditions to Closing set forth in Section 11.2(a) would not be satisfied as of the Closing;

(c) by Pfizer, if (i) NewCo is in breach of any provision of this Agreement such that the condition to Closing set forth in Section 11.2(a) would not be satisfied as of the time of such breach, and such breach shall not have been cured within thirty (30) days of receipt by such party of written notice from Pfizer of such breach and (ii) Pfizer is not, on the date of termination, in breach of any provision of this Agreement such that the conditions to Closing set forth in Section 11.1(a) would not be satisfied as of the Closing;

(d) by either NewCo or Pfizer, if the Closing has not occurred on or prior to May 1, 2018 (the “Drop-Dead Date”) for any reason; provided, however, that the rights to terminate this Agreement under this Section 13.1(d) shall not be available to any party whose breach of any covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Drop-Dead Date; and

(e) by either NewCo or Pfizer, if there shall be any final non-appealable Order that permanently enjoins or otherwise prohibits consummation of the Transactions such that the condition to Closing set forth in Section 11.3(a) would not be satisfied as of the Closing; provided, however, that the rights to terminate this Agreement under this Section 13.1(e) shall not be available to any party whose breach of any covenants or agreements contained in this Agreement has been the cause of, or resulted in, the Order.

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

13.2 Effect of Termination. If this Agreement is terminated in accordance with Section 13.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this ARTICLE 13 (Termination), Sections 9.6 (Confidentiality), 15.1 (Expenses), 15.5 (Governing Law), and 15.6 (Jurisdiction; Waiver of Jury Trial); provided, however, that nothing herein shall relieve any party from Liability for any willful breach of this Agreement or fraud.

ARTICLE 14

INDEMNIFICATION

14.1 Indemnification by Pfizer. Subject to the limitations set forth in this ARTICLE 14, from and after the Closing, Pfizer shall indemnify, defend and hold harmless NewCo and its officers, directors, agents, employees, shareholders and Affiliates (collectively, the “NewCo Indemnified Persons”) from and against any and all Damages imposed on, or indirectly incurred by, without duplication, such NewCo Indemnified Person (collectively, “NewCo Damages”) arising out of, relating to or resulting from (a) any breach of or inaccuracy in a representation or warranty of any Pfizer Party contained in this Agreement, as of the Closing Date; (b) any breach of a covenant of a Pfizer Party contained in this Agreement or breach of the terms and conditions of the Patent and Know-How License Agreement, including any practice of Intellectual Property Rights by Pfizer, its licensees or sublicensees outside of the scope of the licenses granted to Pfizer under the Patent and Know-How License Agreement; and (c) any Excluded Liability.

14.2 Indemnification by NewCo. Subject to the limitations set forth in this ARTICLE 14, from and after the Closing, NewCo shall indemnify, defend and hold harmless the Pfizer Parties and their respective officers, directors, agents, employees and Affiliates (collectively, the “Pfizer Indemnified Persons”) from and against any and all Damages (collectively, “Pfizer Damages”) arising out of, relating to or resulting from (a) any breach of or inaccuracy in a representation or warranty of NewCo contained in this Agreement; (b) any breach of a covenant of NewCo or any of its Affiliates contained in this Agreement or breach of the terms and conditions of the Patent and Know-How License Agreement, including any practice of Intellectual Property Rights by NewCo or its Sublicensees outside of the scope of the licenses granted to NewCo under the Patent and Know-How License Agreement; (c) any Assumed Liability; and (d) Taxes of NewCo for all Post-Closing Tax Periods; provided that the payment by NewCo shall equal the amount of Pfizer Damages multiplied by the Pfizer Damages Fraction. “Pfizer Damages Fraction” shall mean a fraction whose numerator is one and whose denominator is equal to one minus the fraction of the shares of Equity Consideration held by the Pfizer Parties and their Affiliates at the time when such Pfizer Damages are due and payable (excluding all shares of Class A Preferred Stock that were purchased by the Pfizer Parties pursuant to the Preferred Stock Purchase Agreement), calculated assuming the conversion of all outstanding shares Class A Preferred Stock at the then applicable conversion rate.

14.3 Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Sections 14.1(a) or 14.2(a) unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnitee is provided to the Indemnitor prior to the eighteen (18) month anniversary of the Closing Date; provided, however, that claims arising out of, relating to or resulting from a breach of or inaccuracy in (a) any of the Pfizer Fundamental Representations or the NewCo Fundamental Representations may be made until the third (3rd) anniversary of the Closing Date and (b) Section 6.7 (Tax Matters) may be made until thirty (30) days after expiration of applicable statutes of limitations. Claims for indemnification pursuant to any other provision of Section 14.1 or Section 14.2 are not subject to the limitations set forth in this Section 14.3.

14.4 Procedures for Indemnification. Except as otherwise provided in Section 12.3, promptly after receipt by a party entitled to indemnification under Sections 14.1 or 14.2 or any other provision of this Agreement (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding with respect to any matter referred to in Sections 14.1 or 14.2 or in any other applicable provision of this Agreement, the Indemnitee shall give written notice describing such claim or Proceeding in reasonable detail in light of the circumstances then known to the Indemnitee to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to keep the Indemnitor reasonably informed as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. If any Proceeding is commenced against any Indemnitee by a Third Party, the Indemnitor shall be entitled to participate in such Proceeding and assume the defense thereof at the Indemnitor’s sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any Proceeding if (a) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of outside counsel to the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests would be in conflict with those of the Indemnitor; (b) such Proceeding is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor; or (c) the Indemnitor shall not have assumed the defense of the Proceeding in a timely fashion (but in any event within thirty (30) days of notice of such Proceeding). If the Indemnitor, shall assume the defense of any Proceeding, the Indemnitee shall be entitled to participate in any Proceeding at its expense, and the Indemnitor shall not settle such Proceeding unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee, from all Liability with respect to the matters that are subject to such Proceeding, or otherwise shall have been approved by the Indemnitee, such approval not to be unreasonably withheld, conditioned or delayed.

14.5 Limitations on Indemnification.

(a) Notwithstanding anything herein to the contrary, Pfizer shall not be obligated to indemnify any NewCo Indemnified Person under Section 14.1: (i) unless the aggregate of all NewCo Damages exceeds $[***] (the “Deductible”), in which case the NewCo Indemnified Persons shall be entitled to recover all NewCo Damages only to the extent such NewCo Damages exceed the Deductible or (ii) to the extent that the aggregate of all NewCo Damages exceeds $[***] (the “Cap”); provided, however, the Cap and Deductible shall not apply to nor count towards any Pfizer indemnification obligation (A) arising out of, relating to or resulting from fraud by any Pfizer Party, or arising out of, relating to or resulting under Sections 14.1(b) or (c) or (B) arising out of, relating to or resulting from a breach of or inaccuracy in any Pfizer Fundamental Representation.

(b) Notwithstanding anything herein to the contrary, NewCo shall not be obligated to indemnify any Pfizer Indemnified Person under Section 14.2: (i) unless the aggregate of all Pfizer Damages exceeds the Deductible, in which case the Pfizer Indemnified Persons shall be entitled to recover all Pfizer Damages only to the extent such

[***] = CONFIDENTIAL TREATMENT REQUESTED

(c) Pfizer Damages exceed the Deductible, which Pfizer Damages shall not be counted against the Deductible, or (ii) to the extent that the aggregate of all Pfizer Damages exceeds the Cap; provided, however, that the Cap and the Deductible shall not apply to nor count towards any NewCo indemnification obligation (A) arising out of, relating to or resulting from fraud by NewCo or arising out of, relating to or resulting under Sections 14.2(b), (c) or (d), or (B) arising out of, relating to or resulting from a breach of or inaccuracy in any NewCo Fundamental Representation.

(d) All indemnification payments under this Agreement shall be treated as adjustments to the Consideration for all Tax purposes unless Laws require otherwise.

(e) LIMITATION OF LIABILITY, DISCLAIMER OF CERTAIN DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, PUNITIVE, EXEMPLARY OR NOT REASONABLY FORESEEABLE DAMAGES OR ANY LOSS OF REVENUE OR PROFITS OR DIMINUTION IN VALUE OR SPECULATIVE DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PATENT AND KNOW-HOW LICENSE AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS DIRECTLY INCURRED OR SUFFERED FROM THIRD PARTY CLAIMS.

14.6 Third Party Contributors. The amount of any and all Damages for which indemnification is provided pursuant to this ARTICLE 14 shall be net of any amounts actually received by the Indemnitee with respect to such Damages (i) under insurance policies after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in recovering such insurance proceeds and (ii) otherwise from any Third Party (including any Tax Authority).

14.7 Duty to Mitigate. Each Indemnitee shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Damages.

14.8 Satisfaction by Equity Consideration; Set-off. Pfizer, at its election (which election can be made in Pfizer’s sole and absolute discretion, subject to Section 14.4), shall be permitted to satisfy Pfizer’s indemnification obligations for NewCo Damages (a) by the cancellation of shares of Class A Preferred Stock owned by Pfizer (an “Equity Consideration Cancellation”), with such Equity Consideration Cancellation occurring such that $[***] of indemnified NewCo Damages shall be deemed satisfied for each share of Class A Preferred Stock cancelled; and/or (b) by setting off such amounts due against amounts payable to Pfizer pursuant to Sections 5.1(a), 5.1(b) or 5.1(c) (each of clauses (a) and (b) of this Section 14.8, the “Set-off”); or (c) any combination of clause (a) and (b). Notwithstanding anything to the contrary in this Section 14.8, any indemnification obligation of Pfizer for NewCo Damages arising out of, relating to or resulting from fraud, any Excluded Liability, Section 14.1(b) to the extent of a willful breach or any breach of or inaccuracy in any Pfizer Fundamental Representation shall be satisfied by Pfizer in cash, by

[***] = CONFIDENTIAL TREATMENT REQUESTED

14.9 wire transfer of immediately available funds, to the applicable NewCo Indemnified Persons. Nothing in this Section 14.8 shall be construed to increase Pfizer’s indemnification obligations beyond such indemnification obligations that are otherwise provided for in this ARTICLE 14.

14.10 Qualifications. For purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification under this Agreement, each representation and warranty in this Agreement will be read without regard and without giving effect to the term “material,” “Material Adverse Effect” or “material adverse effect” or similar qualifiers (fully as if any such word or phrase were deleted from such representation and warranty).

14.11 Remedies Exclusive.

(a) Except as set forth in Section 14.11(b), the parties hereto expressly agree that from and after the Closing (i) the provisions of this ARTICLE 14 shall be the exclusive remedy for all claims of breach or indemnification pursuant to this Agreement and the Patent and Know-How License Agreement and (ii) in furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant or agreement set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other party hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE 14.

(b) The limitations set forth in Section 14.11(a) shall not apply to (i) claims of fraud that are proven and upon which a judgment entered in the involved Proceeding is expressly based, (ii) claims brought by NewCo arising from a Pfizer Party’s willful breach of Section 9.5, (iii) claims brought by a Pfizer Party arising from NewCo’s breach of its payment obligations under Sections 5.1(a), 5.1(b) or 5.1(c), or NewCo’s material breach of any of its obligations under Sections 5.2(b)(i) or 5.2(b)(ii) or (iv) claims to equitable relief to which any Person shall be entitled pursuant to Section 15.13; provided, that, for the avoidance of doubt, in the case of clauses (i), (ii), (iii) and (iv), the parties hereto shall have all remedies available under this Agreement or otherwise at Law without giving effect to any of the limitations or waivers contained herein, except, with respect to clause (iii), for the limitations in Section 14.5(d).

14.12 Remedies Cumulative. The rights of the NewCo Indemnified Persons and Pfizer Indemnified Persons under this ARTICLE 14 are cumulative, and each NewCo Indemnified Person and Pfizer Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this ARTICLE 14 without regard to the availability of a remedy under any other provision of this ARTICLE 14.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1 Expenses. Whether or not the Transactions are consummated, unless otherwise indicated expressly herein, each party shall pay its own costs and expenses in connection with this Agreement and the Transactions, including the fees and expenses of its advisers, accountants and legal counsel.

15.2 Entire Agreement. This Agreement, including the exhibits and disclosure schedules specifically referred to herein, the Transaction Agreements and the Confidential Disclosure Agreement constitute the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersede all prior agreements and understandings with regard to such subject matter. In the event of any inconsistency between the statements in this Agreement and those in the exhibits and disclosure schedules specifically referred to herein or in any other Transaction Agreements or the Confidential Disclosure Agreement (other than an exception expressly set forth as such in the disclosure schedules) the statements in this Agreement will control.

15.3 Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the parties. Any party may waive compliance by any other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

15.4 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that no party hereto may assign any right or obligation hereunder without the prior written consent of all other parties hereto. Notwithstanding the foregoing, (a) Pfizer may assign this Agreement or all of its rights or obligations hereunder to any other Pfizer Party or their wholly owned Affiliates without NewCo’s prior written consent (but with notice to NewCo and provided that no such assignment shall relieve Pfizer of its obligations hereunder), provided that (i) any such assignment does not impose additional Taxes or costs on NewCo (or its Affiliates) or otherwise materially delay or impede Closing, and (ii) the assignee promptly provides NewCo with such documentation as may be prescribed by applicable Law or reasonably requested by NewCo to determine NewCo’s Tax withholding and reporting obligations in respect of payments to such assignee under this Agreement; and (b) NewCo may assign this Agreement to, (i) after Closing, any financing source as collateral, (ii) after Closing, any purchaser or licensor of substantially all of the assets of NewCo; or (iii) after Closing, the surviving entity in any merger, consolidation, share exchange or reorganization involving NewCo, in each case of clause (i), (ii) or (iii), only to the extent otherwise expressly authorized pursuant to the terms of the Investors’ Rights Agreement and the Restated Certificate. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

15.5 Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the Laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the Law of another jurisdiction.

15.6 Jurisdiction; Waiver of Jury Trial.

(a) Any judicial Proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto shall be brought in the courts of the State of Delaware, or in the United States District Court for the District of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties to this Agreement agrees that service of any process, summons, notice or document by U.S. mail to such party’s address for notice hereunder shall be effective service of process for any Proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 15.6(a).

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY HERETO (I) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH PROCEEDINGS, (II) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (III) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.6(b).

15.7 Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because each party participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

15.8 Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15.9 Exhibits and Schedules. All exhibits and disclosure schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

15.10 Notices. Unless otherwise expressly provided herein, all notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided for hereunder shall be in writing. All such written notices shall be sent in the manner indicated below to the applicable address, facsimile number or electronic mail address, and will be deemed effective as indicated below:

(a) if sent by personal delivery or by courier, upon delivery;

(b) if sent by facsimile transmission, upon the sender’s receipt of confirmation of good transmission;

(c) if sent by electronic mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); or

(d) if sent by certified or registered mail or the equivalent (return receipt requested), upon delivery or attempted delivery;

provided, however, that in any such case, if delivered later than 5:00 p.m. (New York time) on any Business Day, delivery will be deemed to occur on the next Business Day.

If to NewCo at:

689 5th Avenue, 12th Floor

New York, NY 10022

Attention: Secretary

Email:

Phone:

Fax:

With copies (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Barbara Kosacz

Email: bkosacz@cooley.com

Fax: 650-849-7400

If to any of the Pfizer Parties at:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: Executive Vice President and General Counsel

Email:

With copies (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Paul Kinsella

Email: Paul.Kinsella@ropesgray.com

Fax: 617-235-0822

or to such other address, facsimile number or electronic mail address as each party may designate for itself by notice given in accordance with this paragraph.

15.11 Rights of Parties. Nothing in this Agreement, whether express or implied, other than the rights of the NewCo Indemnified Persons and Pfizer Indemnified Persons pursuant to ARTICLE 14 is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the Liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

15.12 Public Announcements. No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any party with respect to the subject matter of this Agreement, the Transactions or the Transaction Agreements without the prior written consent of Pfizer and NewCo; provided that, the provisions of this Section 15.12 shall not prohibit (a) NewCo from making public announcements or other disclosures after Closing regarding Products and related programs in the ordinary course of business or to comply with securities laws, (b) any disclosure required by any applicable Laws (in which case the disclosing party will provide the other parties with the opportunity to review and comment in advance of such disclosure) or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Transaction Agreement or the Transactions. NewCo further agrees that it will not, and it will cause each of its Affiliates to, not without the prior written consent of Pfizer, use in advertising, publicity or otherwise the name of Pfizer or any partner or employee of Pfizer, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Pfizer or any of its Affiliates.

15.13 Specific Performance. Notwithstanding anything in Section 14.10 to the contrary, the parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that the obligations of the parties to effect, on the terms and conditions set forth herein, the Closing and the other covenants and agreements set forth in this Agreement, including ARTICLE 3, ARTICLE 4, ARTICLE 5, ARTICLE 8 and ARTICLE 9, were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent such (and only such) actual or threatened breaches of this Agreement and to enforce specifically (without proof of actual Damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, including money Damages.

15.14 Counterparts. This Agreement may be signed in any number of counterparts, including electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above

PFIZER INC.

By:	/s/ G. Mikael Dolsten
Name:	G. Mikael Dolsten
Title:	President, Worldwide, Research & Development

[Signature Page to Asset Contribution Agreement]

ALLOGENE THERAPEUTICS, INC.

By:	/s/ Joshua A Kazam
Name:	Joshua A Kazam
Title:	President

[Signature Page to Asset Contribution Agreement]